UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Conduent Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 12, 2022

Dear Shareholders:

We are pleased to invite you to the 2022 Annual Meeting of Shareholders of Conduent Incorporated (the “Annual Meeting”) to be held on Wednesday, May 25, 2022, at 11:00 a.m. (EDT). This year’s annual meeting will be conducted virtually, via a live audio webcast. You will be able to attend and participate in the Annual Meeting by visiting www.meetnow.global/M9Z2TCK, where you will be able to listen to the meeting live, submit questions and vote. As always, we encourage you to vote your shares prior to the Annual Meeting.

The attached notice of the Annual Meeting and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. We urge you to carefully read the accompanying materials regarding the matters to be voted on at the meeting.

At the Annual Meeting, you will be asked to vote upon:

•	A proposal to elect eight directors;

•	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and

•	A proposal to approve, on an advisory basis, the 2021 compensation of our named executive officers.

The Board of Directors unanimously recommends that you vote in favor of these proposals.

It is important that your shares be represented and voted at the Annual Meeting. Therefore, you are urged to vote your shares using one of the methods described on page 1 under “How do I vote?.”

Thank you for your continued support of, and ongoing interest in, Conduent Incorporated.

For the Board of Directors,

Scott Letier

Chairman of the Board

Notice of 2022 Annual Meeting of Shareholders

Conduent Incorporated

100 Campus Drive, Suite 200

Florham Park, New Jersey 07932

Date and Time:	Wednesday, May 25, 2022, at 11:00 a.m., Eastern Time

Location:	The Annual Meeting will be conducted virtually, via a live audio webcast; there will be no physical meeting location. You will not be able to attend the Annual Meeting in person.

Virtual Meeting Access:	You will be able to participate online and submit your questions during the meeting by visiting www.meetnow.global/M9Z2TCK. Details regarding how to participate in the meeting online are more fully described in the accompanying proxy statement.

Purpose:

Our shareholders will be asked to consider and vote on the following matters:

(1) Election of eight director nominees;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

(3) Approval, on an advisory basis, of the 2021 compensation of our named executive officers; and

(4) Consider such other business as may properly come before the meeting.

Record Date:	March 28, 2022 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:

(1) Telephone;

(2) Internet; or

(3) Proxy Card.

For voting instructions, please review the Notice of Internet Availability of Proxy Materials or, if you requested and received a printed copy of the proxy materials, accompanying proxy card.

Importance of Vote:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “How do I vote?” beginning on page 1 of this proxy statement and the instructions on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 25, 2022.

The Proxy Statement and 2021 Annual Report are available at

www.edocumentview.com/cndt or https://investor.conduent.com.

By order of the Board of Directors,

Michael Krawitz

Executive Vice President, General Counsel and Secretary

April	12, 2022

i

ii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Conduent Incorporated (“Conduent,” the “Company,” “we,” “us,” or “our”) will be held on Wednesday, May 25, 2022, at 11:00 a.m., Eastern Time. As a shareholder as of March 28, 2022, you are invited to attend the Annual Meeting via live audio webcast and are entitled to and requested to vote on the items of business described in this Proxy Statement. To participate at the Annual Meeting online, please visit www.meetnow.global/M9Z2TCK.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the eight nominees named in this Proxy Statement to our Board of Directors (the “Board”), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	Approval, on an advisory basis, of the 2021 compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the Annual Meeting. In addition, our management will respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, March 28, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. The shares owned as of that date include: (1) shares you held directly in your name as the shareholder of record (registered shareholder); and/or (2) shares held in the name of a broker, bank or other holder of record for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the Record Date, there were 215,604,418 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (the “Notice”) with a voting instruction form from the bank, broker or other holder or nominee that must be followed in order for their shares to be voted. If you hold your shares through a broker, bank or other holder or nominee, you must obtain a proxy from such holder or nominee to vote at the virtual Annual Meeting.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

BY MAIL	ELECTRONICALLY DURING VIRTUAL ANNUAL MEETING

If you received a printed copy of the proxy materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in favor of each of the proposals in accordance with the recommendations of our Board.

If you are a registered shareholder with a control number or a beneficial shareholder that has submitted a legal proxy and has received a control number from Computershare, you will also be able to vote your shares electronically during the Annual Meeting by clicking on the “Vote” link on the Meeting site.

If you vote your proxy by Internet, telephone or mail, you authorize each of the two directors, whose names are listed on the accompanying proxy card, or any substitution thereof, to act as your proxies to represent you and vote your shares as you direct.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the proxy card. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of New York and applicable federal securities laws.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the eight director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	FOR the approval, on an advisory basis, of the 2021 compensation of our named executive officers.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. The Annual Meeting will begin promptly at 11:00 a.m. (EDT) on Wednesday, May 25, 2022. We encourage you to access the meeting prior to the start time leaving ample time for check in.

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For Registered Holders: If you were a shareholder as of the close of business on March 28, 2022 and have your control number, you may participate at the Annual Meeting by following the instructions available on the meeting website. Registered shareholders can attend the meeting by accessing the meeting site at www.meetnow.global/M9Z2TCK and entering the 15-digit control number that can be found on your proxy card mailed with the proxy materials.

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For Beneficial Holders: If you were a shareholder as of the close of business on March 28, 2022 and hold your shares through an intermediary, such as a bank or broker or other nominee, you must register in advance to attend the Annual Meeting. To register you will need to obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy form from them, forward the email with your name and the legal proxy attached or send a separate email with your name and legal proxy attached labeled “Legal Proxy” in the subject line to Computershare at legalproxy@computershare.com (In the alternative, you can send the legal proxy materials by mail to: Computershare, Conduent Incorporated Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.). Requests for registration must be received no later than 5:00 p.m. (EDT) on May 20, 2022. You will receive a confirmation email from Computershare of your registration. At the time of the Annual Meeting, go to www.meetnow.global/M9Z2TCK and enter your control number. If you do not have your control number, you may attend as a guest (non-shareholder) by going to www.meetnow.global/M9Z2TCK and entering the information requested under the “Guest” option. Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

How do I ask questions during the Annual Meeting?

If you are attending the Annual Meeting as a shareholder of record or registered beneficial owner, questions can be submitted by accessing the meeting center at www.meetnow.global/M9Z2TCK and entering your control number, and clicking on the message icon in the upper right-hand corner of the page. To return to the main page, click the “i” icon at the top of the screen. Please note that guest access is in listen-only mode and you will not have the ability to ask questions or vote during the Annual Meeting.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. As of the Record Date, there were 215,604,418 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors, other than any director receiving less than a majority of “for” votes, will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the SEC.

Other Items

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval of the following proposals, meaning these proposals will be approved if the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal:

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	Approval, on an advisory basis, of the 2021 compensation of our named executive officers.

Abstentions and broker non-votes are not considered votes cast and therefore have no effect on the outcome of the other above matters. For information regarding broker non-votes, see below under “What is a broker non-vote and how will it affect the voting?”

Although the advisory vote on the 2021 compensation of our named executive officers is non-binding, the Board and Compensation Committee value the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

What is a broker non-vote and how will it affect the voting?

Brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to non-routine matters when the beneficial owner of the shares fails to furnish timely voting instructions to the broker, and the broker is not permitted to vote the shares in its discretion. The election of directors, advisory vote on executive compensation and approval of equity plan are considered non-routine matters. If you do not instruct your broker on how to vote your shares with respect to these non-routine matters, your broker will not be able to cast a vote on these proposals. Accordingly, we urge you to provide voting instructions to your bank, broker or other holder of record so that you may vote on these important matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes cast “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm (sometimes referred to as our “independent auditors”) is a routine matter, and, therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by delivering a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by voting electronically during the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote electronically during the meeting.

Who will count the vote? Is my vote confidential?

A representative of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

The solicitation of proxies is made by our Board and will be conducted primarily by mail. We also request brokerage firms, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such persons for the cost of forwarding the material. We have engaged Innisfree M&A Incorporated to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Innisfree M&A Incorporated a fee of $17,500, plus reimbursement of out-of-pocket expenses for this service. Proxies may also be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We bear the cost of preparing all proxy materials and proxy solicitation.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 12, 2022, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 28, 2022. The Notice contains instructions on how to access the proxy materials over the Internet and how to vote. It also contains instructions on how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.edocumentview.com/cndt or https://investor.conduent.com. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/cndt or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2023 Annual Meeting?

We expect to hold our 2023 Annual Meeting of Shareholders during the second half of May 2023 and to file and make available or mail, as applicable, our Proxy Statement for that meeting during the first half of April 2023. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2023 Annual Meeting of Shareholders, the proposal must be received by us no later than December 13, 2022.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2023 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 13, 2022 and no later than December 13, 2022. Any such notice must comply with requirements set forth in our amended and restated by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. In addition to satisfying the foregoing advance notice requirements under our amended and restated by-laws, to comply with the universal proxy rules under the Exchange Act (which will be in effect for next year’s annual meeting), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

How can I contact the Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board by contacting the Chairman of the Board, c/o Conduent Incorporated Corporate Secretary, 100 Campus Drive, Suite 200, Florham Park, NJ 07932.

What if multiple shareholders have the same address?

To reduce the expenses of delivering duplicate proxy materials, where multiple shareholders reside in the same household, we will deliver a single Notice, or for shareholders who receive paper copies of our proxy materials, a single Proxy Statement and Annual Report along with separate proxy cards, unless we have received instructions otherwise. If you share a household with one or more other shareholders and (i) would like to receive separate copies of the Notice or printed proxy materials, or (ii) you are receiving multiple copies of the Notice or printed proxy materials and, as a household, wish to receive only one Notice or one set of printed proxy materials, then you may request a change in delivery preferences. We will deliver promptly, upon written or oral request, a separate copy of the Notice or printed proxy materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. For registered shareholders, you may contact our transfer agent at 866-574-5496 or write them at Computershare, P.O. Box 505000, Louisville, KY 40233. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2021 Annual Report and 2022 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available at no cost upon request made to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. The 2021 Annual Report and 2022 Proxy Statement are also available on the Company’s website at https://investor.conduent.com or www.edocumentview.com/cndt. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive any such materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available during the Annual Meeting at the Annual Meeting website and for ten days prior to the Annual Meeting upon written request made by a shareholder to: Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been duly elected and qualified. Based on the director nomination process described below, the eight persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Each nominee brings to us valuable experience from a variety of fields. The biographical information presents each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director. All of our incumbent director nominees have demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board. We also value the significant experience of our nominees on other public company boards of directors and board committees.

Hunter Gary, Kathy Higgins Victor, Scott Letier, Jesse A. Lynn, Steven Miller, Michael Montelongo, Margarita Paláu-Hernández and Clifford Skelton are currently directors of the Company and were elected by our shareholders at the 2021 Annual Meeting of Shareholders. Effective February 3, 2021, the Board, acting on the recommendation of the Corporate Governance Committee, elected Steven Miller to the Board to replace Courtney Mather who resigned effective February 3, 2021.

On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, our former parent company, with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the “Icahn Group”), pursuant to which, among other things, Hunter Gary, Jesse A. Lynn and Steven Miller were appointed to the Board (the “Icahn Agreement”). The Icahn Group is required pursuant to the Icahn Agreement to vote in favor of the directors nominated by the Board at the Annual Meeting.

On December 18, 2018, the Company entered into a Shareholder Agreement with Darwin Deason (the “Deason Agreement”) pursuant to which, among other things, Scott Letier was appointed to the Board and Darwin Deason is required to vote in favor of the directors nominated by the Board at the Annual Meeting.

The Board has determined that each of the nominees, other than Clifford Skelton, CEO of the Company, is independent under Nasdaq rules and the Company’s independence standards. Although not anticipated, if for any reason a nominee is unable to serve, the individuals named as proxies may use their discretion to vote for a substitute nominated by the Board.

Board Overview

Director Independence	Gender Diversity	Ethnic Diversity

Five Board Committees Led by Independent Directors	Three Board Committees Led by Diverse Directors

Balance of Ages	Range of Tenures

Biographies

The table below summarizes key qualifications, skills and attributes that each of our director nominees possesses which were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail. The demographic information presented below is based on voluntary self-identification by each nominee.

Director Skills and Demographic Matrix

	Skelton	Gary	Higgins Victor	Letier	Lynn	Miller	Montelongo	Paláu- Hernández

Experience, expertise or attribute

Industry Expertise (1)	X	X		X			X	X

Leadership	X	X	X	X			X	X

Global Business	X		X	X			X	X

Financial	X		X	X	X	X	X

Public Company	X	X	X	X	X	X	X	X

Boards & Corporate Governance		X	X	X	X	X	X	X

Business Operations	X	X		X			X	X

Information Security	X						X

ESG Oversight			X				X	X

Identity

Gender Expression	Male	Male	Female	Male	Male	Male	Male	Female

LGBTQ+	No	No	No	No	No	No	No	No

Race/Ethnicity	White	White	White	White	White	White	Hispanic	Hispanic

Veteran	Yes	No	No	No	No	No	Yes	No

(1)	Several director nominees have experience in the Services industry, including Mr. Montelongo who is the chair of the Audit Committee.

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company.

Clifford Skelton Age: 66 Director since: 2019 Non-Independent Occupation: President and Chief Executive Officer, Conduent Incorporated Other Public Company Directorships: None

Other Background: On February 25, 2020, the Board appointed Mr. Skelton to serve as our Chief Executive Officer. Mr. Skelton had served in this role on an interim basis since August 2019. He previously served as our Chief Operating Officer from June 2019 to August 2019. Prior to joining Conduent, Mr. Skelton served as President of Fiserv Output Solutions from March 2017 to June 2019 and as the Group President and Chief Information Officer at Fiserv from April 2012 until March 2017. Mr. Skelton also held a variety of leadership roles at companies such as Ally Financial (formerly General Motors Acceptance Corporation) and Bank of America. Mr. Skelton is a former Navy fighter pilot and served in the Navy for over 20 years.

Mr. Skelton brings to the Board unique client services, financial and operational experience and a proven track record of leading growth and corporate transformations through his leadership positions with Fiserv, Ally Financial and Bank of America.

Hunter Gary

Age: 47         Director since: 2020

Independent

Occupation: Senior Managing Director, Icahn Enterprises L.P.

Other Public Company Directorships: CVR Energy, Inc. (since 2018); Vivus, Inc. (since 2020); Herbalife Nutrition LTD. (2014-2021); CVR Partners, L.P. (2018 to 2019), Federal-Mogul (2012 to 2016), Voltari Corporation (2007 to 2015); American Railcar Industries, Inc. (2008 to 2015); Viskase Companies Inc. (2012 to 2015), Tropicana Entertainment Inc. (2010 to 2018) and Cadus Corporation (2014 to 2018). Carl C. Icahn has a controlling interest in CVR Energy, Inc. and Vivus, Inc. through the ownership of securities.

Other Background: Mr. Gary has served as Senior Managing Director of Icahn Enterprises L.P. (“IEP”), a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, and home fashion, and has been employed by IEP since November 2010. Prior to that time, Mr. Gary was employed by Icahn Associates Corporation, an affiliate of IEP, in various roles since June 2003. From 1997 to 2002, Mr. Gary worked, most recently, as Managing Director at Kaufhof Warenhaus AG.

Mr. Gary has served as director for CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since September 2018 and Vivus, Inc., a pharmaceutical company, since December 2020. He has also served in various operational and oversight roles of several other public companies and private companies. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

Mr. Gary is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board significant operational and finance expertise and experience providing strategic advice and guidance gained from his positions with IEP and his experience as a director and in operational roles at other public and private companies.

Kathy Higgins Victor Age: 65 Director since: 2019 Independent Occupation: President and CEO Centera Corporation Other Public Company Directorships: Best Buy (1999-2020)

Other Background: Ms. Higgins Victor has served as the President and CEO of Centera Corporation, an executive development and leadership coaching firm since 1995, where she advises CEOs and C-suites on leadership effectiveness, executive and CEO succession and corporate governance. Prior to Centera, Ms. Higgins Victor served as Chief Human Resources Officer at Northwest Airlines, Inc., where she was responsible for executive compensation, employee benefits and labor relations. She also held Human Resource-related leadership roles at The Pillsbury Co., Grand Metropolitan PLC and Burger King Corp. earlier in her career. Ms. Higgins Victor received her B.A. cum laude from the University of Avila.

Ms. Higgins Victor brings to the Board significant experience in human resources, talent management, organizational culture and succession planning from her roles at Centera, Northwest Airlines Inc., The Pillsbury Co., Grand Metropolitan PLC and Burger King Corp. She also brings corporate governance expertise from her decades of experience at Centera and public company board experience.

Scott Letier (Chairman of the Board)

Age: 61         Director since: 2018

Independent

Occupation: Managing Director of Deason Capital Services, LLC, the family office for Darwin Deason

Other Public Company Directorships: Xerox Holding Corporation (since 2018). Darwin Deason has a non-controlling interest in Xerox Holding Corporation through the ownership of securities.

Other Background: Mr. Letier has been Managing Director of Deason Capital Services, LLC (“DCS”) since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and in addition to Xerox Holding Corporation, he currently serves on the board of directors for a number of private companies including: MV Transportation, Inc., the leading provider of paratransit services and the largest privately-owned passenger transportation contracting firm in the United States, Stellar Global, LLC, an Australian and U.S. based BPO/CRM Call Center Company, Colvin Resources Group, a Dallas based search and staffing firm, Grow 52, LLC (dba, Gardenuity), a tech enabled retailer, and serves on the fund advisory board of Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier is a Certified Public Accountant and has a BBA with a concentration in accounting from the Southern Methodist University – Cox School of Business.

Mr. Letier is a director selected by Darwin Deason pursuant to the Deason Agreement. With his over 20 years of prior leadership roles and service on other company boards and committees, Mr. Letier brings to the Board expertise relevant to Conduent, including his significant audit experience and investment and financial expertise gained from serving as a private equity and investment professional and chief financial officer.

Jesse A. Lynn

Age: 51         Director since: 2019

Independent

Occupation: General Counsel, Icahn Enterprises L.P.

Other Public Company Directorships: FirstEnergy Corp. (since 2021); Xerox Holdings Corporation (since 2021); Cloudera, Inc. (2019-2021); Herbalife Nutrition LTD. (2014-2021); and The Manitowoc Company, Inc. (2015-2018). Carl C. Icahn has a non-controlling interest in FirstEnergy Corp. and Xerox Holdings Corporation through the ownership of securities.

Other Background: Mr. Lynn has been general counsel of IEP, a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and pharma, since 2014. From 2004 to 2014, Mr. Lynn was Assistant General Counsel of IEP. Mr. Lynn has been a director of: FirstEnergy Corp., an electric utility company, since March 2021; and Xerox Holdings Corporation, a print and digital document products and services company, since November 2021. Mr. Lynn was previously a director of: Cloudera, Inc., a company that provides a software platform for data engineering, data warehousing, machine learning and analytics, from August 2019 to October 2021; Herbalife Nutrition Ltd., a nutrition company, from 2014 to January 2021; and The Manitowoc Company, Inc., a capital goods manufacturer, from April 2015 to February 2018. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn received a Bachelor of Arts degree from the University of Michigan and a Juris Doctor from the Boston University School of Law.

Mr. Lynn is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board legal and finance expertise gained both in private practice as well as his positions with Icahn Enterprises and his experience as a director of other public companies.

Steven Miller

Age: 33         Director since: 2021

Independent

Occupation: Portfolio Manager, Icahn Capital LP

Other Public Company Directorships: Bausch Health Companies Inc. (since 2021); and Xerox Holdings Corporation (since 2021). Carl C. Icahn has a non-controlling interest in Bausch Health Companies Inc. and Xerox Holdings Corporation through the ownership of securities.

Other Background: Mr. Miller has been a Portfolio Manager of Icahn Capital LP (“Icahn Capital”) since October 2020. Mr. Miller is responsible for analysis and engagement in connection with investments by Icahn Capital in public securities. Icahn Capital is a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion. Prior to joining Icahn Capital, Mr. Miller was an Analyst in the Distressed and Special Situations investment group in the New York office of BlueMountain Capital Management, LLC (“BlueMountain”) from 2013 to 2019. Mr. Miller represented BlueMountain on the Ad Hoc Group of Puerto Rico Electric Power Authority Bondholders from 2014 to 2019. From 2011 to 2013, Mr. Miller was an Analyst in the Distressed Products Group in the New York office of Goldman, Sachs & Co. Mr. Miller has served on the Bausch Health Companies Inc. board since March 2021 and the Xerox Holdings Corporation board since June 2021. Mr. Miller received a B.S. summa cum laude from Duke University in 2011.

Mr. Miller is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board experience in investment and finance, complex debt matters and as a director of other public companies.

Michael Montelongo

Age: 66         Director since 2020

Independent

Occupation: President and Chief Executive Officer of GRC Advisory Services, LLC

Other Public Company Directorships: Civeo Corporation (since 2021); Herbalife Nutrition LTD (2015-2021)

Other Background: Mr. Montelongo served as President and Chief Executive Officer of GRC Advisory Services, LLC, a board governance firm, since July 2016, and was previously Chief Administrative Officer and Senior Vice President, Public Policy and Corporate Affairs for Sodexo, Inc., a facilities and hospitality outsourcing services enterprise, from January 2008 to July 2016. He is a former George W. Bush White House appointee serving as the 19th Assistant Secretary for Financial Management and Chief Financial Officer of the U.S. Air Force from August 2001 to March 2005 and concluded his tenure at the Pentagon as acting Secretary of the Air Force. Mr. Montelongo is a lifetime member of the Council on Foreign Relations and was an executive with a global management consulting firm and a regional telecommunications company. He completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate and service as an assistant professor teaching economics and political science at West Point. Mr. Montelongo is also a senior advisor at leadershipForward, Inc., a premier leadership performance firm, and serves on the boards of Civeo Corporation, an accommodation services multinational corporation, and the Larry H. Miller Company, a privately-held corporation. Mr. Montelongo earned his B.S. from West Point and an M.B.A. from Harvard Business School.

Mr. Montelongo is a director nominee who brings to the Board significant experience and a cross-industry background in board governance, strategy, financial and risk management, policymaking and operational excellence from his roles as a business services executive and corporate governance leader at GRC Advisory Services, LLC, Sodexo, Inc. and the Pentagon. He also brings to the Board financial and audit committee experience from serving as a director on other public company boards.

Margarita Paláu-Hernández

Age: 65         Director since: 2019

Independent

Occupation: Founder and Chief Executive Officer of Hernández Ventures

Other Public Company Directorships: Occidental Petroleum Corporation (since 2020); Xerox Holdings Corporation (since 2021); Apartment Income REIT Corporation (since 2021); Herbalife Nutrition LTD (2018-2021); and ALJ Regional Holdings, Inc. (2015-2019)

Other Background: Ms. Paláu-Hernández is the founder and Chief Executive Officer of Hernández Ventures, a private firm engaged in the acquisition and management of a variety of business interests in the United States and Mexico, a position she has held since November 1988. Prior to founding Hernández Ventures, Ms. Paláu-Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea, where she focused on domestic and international business and real estate transactions from September 1985 until August 1988. In September 2018, Ms. Paláu-Hernández was nominated by President Donald Trump to serve as United States Representative to the Seventy-Third Session of the General Assembly of the United Nations. Ms. Paláu-Hernández has served as a member of the Occidental Petroleum Corporation board since 2020 and has served on the Xerox Holdings Corporation board since June 2021. Ms. Paláu-Hernández also serves on the board of Apartment Income REIT Corporation since December 2021. She was previously a member of the Herbalife Nutrition LTD board from 2018 – 2021 and the ALJ Regional Holdings, Inc. board from 2015 to 2019. Ms. Paláu-Hernández earned a Bachelor of Arts degree from the University of San Diego and a J.D. from the UCLA School of Law.

Ms. Paláu-Hernández brings to the Board over 30 years of knowledge and experience regarding international business and legal matters from her roles at Hernández Ventures and McCutcheon, Black, Verleger & Shea. She also brings to the Board her experience as a director on other public company boards.

Board Diversity Matrix As of March 31, 2022

Board Size:

Total Number of Directors			8

Gender:

	Male	Female	Non-Binary	Did Not Disclose

Number of directors based on gender identity	6	2	0	0

Number of Directors who identify in Any of the Categories Below:

African American or Black	0	0	0	1

Alaskan Native or American Indian	0	0	0	1

Asian	0	0	0	1

Hispanic or Latinx	1	1	0	1

Native Hawaiian or Pacific Islander	0	0	0	1

White	4	1	0	1

Two or More Races or Ethnicities	0	0	0	1

LGBTQ+			0

Persons with Disabilities			0

Directors who are Military Veterans: 2

The Board recommends a vote

FOR

the election of the eight (8) Directors nominated by the Board

CORPORATE GOVERNANCE

The Company is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance, Finance and Corporate Social Responsibility and Public Policy Committees can be accessed through our website at https://www.conduent.com/corporate-governance/ethics-and-compliance. They are also available to any shareholder who requests them in writing addressed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for Members of the Board and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, and consistent with the requirements of applicable SEC and Nasdaq rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance and Corporate Governance Guidelines.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management and shareholders (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee as director nominees may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 13, 2022 and no later than December 13, 2022 will be considered for nomination at the Company’s 2023 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. At this time, we believe this balance is achieved through the appointment of an independent Chairman of the Board. Accordingly, Scott Letier, an independent director, serves as Chairman of the Board. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the

CEO and a separate executive session attended only by the independent directors. As of the date of this Proxy Statement, all of our current directors and director nominees qualify as independent directors, except for Mr. Skelton, and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of this policy at the Board level. You can find more information on our Board leadership structure in the Corporate Governance Guidelines posted on the Company’s website at www.conduent.com/corporate-governance.

Risk Oversight

Our Board of Directors has ultimate oversight responsibility for our Enterprise Risk Management (“ERM”) program. This oversight is facilitated primarily through the Audit Committee of the Board, which previews the ERM program, related assessments and remediation activities for subsequent review by the Board. Our ERM program is designed to strengthen our risk-management capability by developing and implementing a governance structure, policy, processes and standards that enable the identification, assessment, monitoring and management of strategic, financial, operational, cybersecurity, technology and compliance business risks. The ERM program is designed to preserve and create organizational value through effective control management and integration of risk practices into strategic planning and organizational decision making. ERM is administered within our Global Risk organization under the direction of our Chief Risk Officer. Our Global Risk organization works throughout the enterprise with management to identify and address emerging risks, review and establish risk tolerances, prioritize risk remediation and review and report on risk mitigation plans and progress. The Audit Committee meets quarterly with the Chief Risk Officer.

Environmental, Social, Governance (“ESG”) Oversight and Highlights

We are committed to conducting business in an environmentally sustainable and socially responsible manner, in all of our interactions with our stakeholders, including clients, associates, suppliers, shareholders, the environment and communities in which we operate. We incorporate ESG into our corporate strategy to anticipate risks and opportunities that may arise. We believe that operating in a socially responsible and sustainable manner will drive long-term value creation for our company and its shareholders.

Our ESG initiatives are overseen by our Board’s Corporate Social Responsibility and Public Policy (CSR&PP) Committee, whose responsibilities are listed in its charter. The Company’s ESG strategy is led by the Company’s senior leadership team, including the CEO. A management-level ESG Steering Committee, comprised of Legal, Marketing, ESG, Investor Relations, Diversity and Inclusion, Human Resources, Real Estate, Strategy, Procurement and Risk Management leaders, is charged with executing the strategy and working with business units and corporate functions to set ESG goals and provide long-term strategic guidance and direction on material ESG policies, processes and measurements. Members of the ESG Steering Committee meet quarterly with the CSR&PP Committee and the full Board to discuss Conduent’s ESG objectives, as well as to provide periodic briefings and education on core concepts and trends that impact social responsibility initiatives. This regular engagement gives the Board insight into the Company’s ESG strategy, including how it is integrated into the Company’s overall company strategy, and social responsibility initiatives.

Our ESG initiatives are focused on the following 11 topics that we have determined, through extensive engagement between our senior leadership team and our board of directors, as well as with our stakeholders, to be most relevant to our industry, our businesses and our stakeholders:

•	Energy/Greenhouse Gas Management & Reductions

•	Opportunities in Clean Technology

•	Electronic Waste & Other Recycling

•	Privacy & Data Security

•	Conduent Associate Experience

•	Diversity & Inclusion

•	Giving Back in Our Local Communities Inclusion

•	Board of Directors Governance Framework

•	Business Continuity

•	Business Ethics & Professional Integrity

•	Supplier Practices

Our key ESG initiatives support the following three overarching ESG outcomes on which Conduent is focused:

Alleviating Poverty and Hunger

Contributing to Well-being and Decent Work

Driving Environmental Impact and Promoting Sustainable Cities

Our most recent Corporate Social Responsibility (CSR) report was published in 2021 and includes reporting based on, among other sources, the reporting standards published by the Sustainability Accounting Standards Board (SASB). We expect to enhance our CSR reporting in 2022 to incorporate recommended disclosures from the Task Force on Climate-related Financial Disclosures (TCFD). In addition, we annually complete the Carbon Disclosure Project Climate Change questionnaire and expect to continue doing so.

For more ESG information, please refer to Conduent’s 2020 Corporate Social Responsibility report, and 2020 SASB disclosure located in the ESG section on our website at https://investor.conduent.com. The contents of the ESG section of our website, including our Corporate Social Responsibility report, are referenced for general information only and are not incorporated into this Proxy Statement.

Director Independence

A director is not considered independent unless the Corporate Governance Committee and Board determines that he or she has no material relationship with the Company. The Board makes a determination as to each director’s independence broadly considering all relevant facts and circumstances. A director is presumed not to have a material relationship with the Company if the director meets all the bright-line independence and other applicable requirements under the listing standards of the Nasdaq Stock Market (“Nasdaq”) and all other applicable laws, rules and regulations regarding independence.

In addition, the Corporate Governance Committee and the Board review relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions.”

As a result of this review, our Board has determined that all of the nominees for election as directors at the Annual Meeting are, and were during 2021, independent under the Nasdaq rules and our Corporate Governance Guidelines, with the exception of Clifford Skelton, our CEO. Additionally, our Board determined that Courtney Mather, who previously served on our Board during 2021, was independent under the Nasdaq rules and our Corporate Governance Guidelines.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy, which is administered by the Corporate Governance Committee, provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and where the amount involved exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company. No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

In the normal course of business, the Company provides services to (including human resources, end-user support and other services and solutions), and purchases from (office equipment and related services and supplies), certain parties in which Carl C. Icahn and his affiliates (collectively, the “Icahn shareholders”), a beneficial owner of more than five percent of the Company’s voting securities, have an ownership interest. Total transactions with the Icahn shareholders in 2021 were as follows: revenue from these parties was approximately $16 million; purchases from these parties was approximately $28 million.

In 2021, one of the Company’s vendors, Summus Group, engaged a consultant who was assigned to work at the Company. The consultant is Sara Prout, spouse of Mark Prout, our Executive Vice President, Chief Information Officer. This was a consulting arrangement entered into in the ordinary course of business. Summus Group was paid $393,960 in respect of the work done by Sara Prout during 2021.

Icahn Agreements and Deason Agreement

See above under “Proposal 1 – Election of Directors” for information regarding our interest in (1) agreements between Xerox and the Icahn Group and (2) the agreement with Darwin Deason.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board has five standing committees: Audit, Compensation, Corporate Governance, Finance and Corporate Social Responsibility and Public Policy. Set forth below is a summary of the responsibilities of each committee, the number of committee meetings held during 2021 for each committee and a list of the members of each committee.

Audit Committee (8 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Audit Committee are set forth in the Audit Committee charter and include the following:

•	appoint, retain, compensate, evaluate and replace our independent auditors;

•	review and pre-approve audit services to be performed by our independent auditors;

•	examine and make recommendations with respect to the audit scope, plans for and results of the annual audit;

•	assess independent auditor’s qualifications and independence;

•	oversee the activities, qualifications, adequacy of resources, performance and effectiveness of the internal audit organization and review and approve the internal audit scope and internal audit plan;

•	review with management, the independent auditors and the internal auditors the quality and adequacy of internal controls;

•	review and make recommendations to the Board regarding the Company’s policies and disclosures with regard to affiliate transactions;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	oversee the integrity of the Company’s financial statements;

•

review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K;

•	review the effectiveness of the Company’s compliance and ethics program, including reviewing and approving the Company’s Code of Business Conduct and Ethics and Finance Code of Conduct;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	assess performance of the Company’s independent auditors and the internal audit function; and

•	meet quarterly with management regarding strategy for monitoring and maintaining information security.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 59.

Members: Kathy Higgins Victor, Steven Miller and Michael Montelongo (Scott Letier served until March 9, 2021 and was replaced by Mr. Miller.)

Chair: Mr. Montelongo

The Board has determined that: (1) all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and Nasdaq rules and are able to read and understand financial statements; and (2) Ms. Higgins Victor and Messrs. Miller and Montelongo are “audit committee financial experts,” as defined in the applicable SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (5 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee charter and include the following:

•	review and approve the goals, objectives and philosophies with respect to the compensation of the CEO and other key executive officers;

•	review and approve the compensation of the CEO and other key executive officers;

•	oversee the evaluation of the CEO;

•	review, and approve key executive officer compensation and retirement plans, and administer and interpret such compensation plans;

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for key executive officers;

•	review and recommend to the Board the Company’s stock ownership guidelines and all material compensation-related policies;

•	oversee succession planning for executive officers;

•	oversee and review the assessment and mitigation of risks associated with the Company’s compensation policies and practices;

•	oversee shareholder communications on executive compensation; and

•

have sole authority to retain, terminate and assess the independence of the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers, and oversee the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement (beginning on page 25) and incorporated by reference into the Company’s 2021 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 44 of this Proxy Statement.

The Compensation Committee has not delegated its authority with respect to executive compensation decisions. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO and Chief Human Resources Officer to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief Human Resources Officer. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained Frederic W. Cook & Co. (“F.W. Cook”) as an independent consultant to the Compensation Committee. F.W. Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2021, the Compensation Committee determined that F.W. Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 33 of this Proxy Statement.

Members: Hunter Gary, Scott Letier and Margarita Paláu-Hernández (Ms. Higgins Victor served until March 9, 2021 and was replaced by Mr. Letier.)

Chair: Mr. Gary

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules and that each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2021, Messrs. Gary and Letier and Mses. Paláu-Hernández and Higgins Victor each served on our Compensation Committee. No member of the Compensation Committee was during 2021, or is, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (4 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Governance Committee are set forth in the Corporate Governance Committee charter and include the following:

•	identify, screen and recommend candidates for membership on the Board, consistent with criteria recommended by the Corporate Governance Committee and approved by the Board;

•	review and make recommendations to the Board concerning the size, structure, composition and procedures of the Board and Board committees;

•	review and make recommendations to the Board concerning length of Board services and retirement age for Board members;

•	review and assess the independence of each director and make recommendation to the Board regarding the independence of each director;

•	review director compensation and recommend to the Board any changes;

•	consider matters of corporate governance and review the Company’s corporate governance policies, including the Corporate Governance Guidelines;

•	monitor compliance with the Company’s Code of Business Conduct and Ethics for members of the Board;

•	administer the Company’s Related Person Transactions Policy;

•	review and recommend director orientation and continuing director education;

•	provide oversight and make recommendations to the Board regarding the Company’s response to shareholder proposals;

•	review and discuss with management disclosure of Company’s corporate governance practices to be included in Company’s proxy statement and Form 10-K; and

•	oversee the annual evaluation processes of the Board and Board committees.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Hunter Gary, Jesse Lynn and Margarita Paláu-Hernández (Ms. Higgins Victor served until March 9, 2021 and was replaced by Mr. Gary.)

Chair: Ms. Paláu-Hernández

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules.

Finance Committee (7 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Finance Committee are set forth in the Finance Committee charter and include the following:

•

review the Company’s cash position, capital structure, status of credit ratings and strategies, financing strategies and insurance coverage and report to the full Board with respect thereto as appropriate;

•	review and make recommendations to the management and the full Board as appropriate with respect to the Company’s dividend policy and capital allocation policy;

•

review the adequacy of the funding of the Company’s funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names the Joint Administrative Board as the governing plan fiduciary) in terms of the Company’s corporate purposes;

•	review the Company’s policy on derivatives;

•

approve, at least annually, whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization in reliance on the exemptions provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder (the “Dodd-Frank Act”);

•	review and approve the three-year strategic plan and the annual capital budget; and

•	review and approve (1) acquisitions in excess of $75 million or involving the issuance of Company stock and (2) dispositions of assets or stock of a subsidiary in excess of $50 million.

Members: Scott Letier, Steven Miller and Michael Montelongo (Courtney Mather served on the Finance Committee until February 3, 2021 and was replaced by Mr. Miller.)

Chair: Mr. Miller

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules.

Corporate Social Responsibility and Public Policy Committee (2 meetings)

A copy of the Corporate Social Responsibility and Public Policy Committee charter is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Social Responsibility and Public Policy Committee are set forth in the Corporate Social Responsibility and Public Policy Committee charter and include the following:

•

review the Company’s policies, programs and practices regarding ESG focus areas, including the impact of climate change and other environmental matters, energy and natural resource conservation, supply chain sustainability, employee health, safety and well-being, diversity, equity and inclusion, workforce human rights, public policy engagement, political contribution, and corporate charitable and philanthropic activities (“Social Responsibility Focus Areas”);

•

review and monitor the development and implementation of the goals the Company may establish from time to time for its performance with respect to its Social Responsibility Focus Areas, the development of metrics and procedures to gauge progress toward achievement of those goals, and the Company’s progress against those goals;

•

review in advance the Company’s global communication plans and any public reports issued from time to time by the Company in connection with reporting results of the Company’s initiatives related to the Social Responsibility Focus Areas, including the Company’s Sustainability Accounting Standards Board framework and Corporate Social Responsibility Report, or any similar successor reporting frameworks;

•	review a summary report of the Company’s charitable giving;

•

review and monitor the Company’s strategies and efforts to address the Company’s short- and long-term brand trust opportunities and brand leadership priorities that are significant to the Company, its customers and other stakeholders;

•

review and make recommendations with respect to shareholder proposals relating to any of the Social Responsibility Focus Areas or other related matters, if and as requested by the Company’s Corporate Governance Committee; and

•

review, identify, evaluate, and monitor environmental, social and related public policy trends, issues, risks and concerns, domestic and foreign, which affect or could affect the Company’s business activities and performance, and make recommendations to the Board regarding such efforts.

Members: Kathy Higgins Victor, Jesse Lynn and Michael Montelongo

Chair: Ms. Higgins Victor

The Board has determined that all of the members of the Corporate Social Responsibility and Public Policy Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules.

Board and Committee Meetings; Annual Meeting Attendance

Board and Committee Meeting Attendance: 4 meetings of the Board of Directors were held in 2021. The number of meetings held by each of our Board committees is noted above under “Committee Functions, Membership and Meetings.” All incumbent directors attended at least 98% of the total number of meetings of the Board and Board committees on which they served. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Annual Meeting Attendance Policy: The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees attended the 2021 Annual Meeting of Shareholders.

Annual Director Compensation

Our Board, upon the review and recommendation of our Corporate Governance Committee, adopted a compensation program for our non-employee directors effective January 1, 2018. The following is a brief summary of the material elements of the program.

Cash Compensation

Under the program, non-employee directors receive $80,000 per year as an annual cash retainer for their service on the Board. In addition, non-employee directors receive additional cash retainers for the following roles:

•	The Non-Executive Chairman receives $125,000 per year;

•	The Chair of the Audit Committee receives $25,000 per year and each other member of the Audit Committee receives $15,000 per year;

•	The Chair of the Compensation Committee receives $20,000 per year and each other member of the Compensation Committee receives $12,000 per year;

•	The Chair of the Corporate Governance Committee receives $15,000 per year and each other member of the Corporate Governance Committee receives $10,000 per year;

•	The Chair of the Finance Committee receives $15,000 per year and each other member of the Finance Committee receives $10,000 per year; and

•

The Chair of the Corporate Social Responsibility and Public Policy Committee receives $15,000 per year and each other member of the Corporate Social Responsibility and Public Policy Committee receives $10,000 per year.(1)

All directors are also reimbursed for reasonable expenses incurred in connection with service on the Board or any of its Committees.

Equity Compensation

Under the program, each non-employee director is automatically eligible for an annual equity award granted in the form of deferred stock units (“DSU”) under the Conduent Incorporated 2021 Performance Incentive Plan. A DSU is a bookkeeping entry that represents the right to receive one share of our Common Stock at a future date. DSUs are vested on the date of grant and include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of our Common Stock would be entitled to receive in dividends. For 2021, our non-employee directors were entitled to an annual grant of DSUs with a grant date fair value of $190,000. If a director separates from service prior to year-end, DSU grants include a clawback provision allowing for recovery of DSUs granted during the year of separation from service on a pro rata basis.

Deferral of Retainer Fees

Board members can elect to receive up to 100% of their $80,000 annual cash retainer, committee fees or other fees in the form of DSUs, the payout of which are deferred for a specified number of years following grant, as determined by the director, or until any earlier separation from service.

Director Stock Ownership Guidelines

The program includes stock ownership guidelines that require directors to own Common Stock in a minimum amount equal to 6 times the annual cash retainer ($80,000 x 6 = $480,000). Directors are required to retain 50% of all shares received upon the vesting of equity awards (net of shares which may be sold to cover applicable taxes) until the threshold is achieved.

(1)	Compensation for the Corporate Social Responsibility and Public Policy Committee was adopted on March 9, 2021.

2021 Director Compensation Table

The following table shows the compensation paid by Conduent to its non-employee directors for the fiscal year ended December 31, 2021. Clifford Skelton, Chief Executive Officer is not included in this table because he was an employee of the Company during 2021 and received no additional compensation for his service as a director. The compensation received by Mr. Skelton as an employee is included in the 2021 Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)(2)	All Other Compensation ($)	Total ($)

Hunter Gary	107,000		190,000	—	297,000

Kathy Higgins Victor	112,500		190,000	—	302,500

Scott Letier	217,501	(3)	190,000	—	407,501

Jesse Lynn	98,333		190,000	—	288,333

Courtney Mather	80,835	(3)	31,667	—	112,500

Steven Miller	99,583		174,170	—	273,753

Michael Montelongo	123,333		190,000	—	313,333

Margarita Paláu-Hernández	107,000		190,000	—	297,000

(1)

Messrs. Mather and Miller did not serve on the Board for the full year. Mr. Mather resigned from the Board effective February 3, 2021 and a prorated portion of his DSUs were forfeited. Mr. Miller joined the Board effective February 3, 2021 and received a prorated grant of DSUs on February 3, 2021 as well as prorated cash retainers.

(2)

This column reflects the aggregate grant date fair value of the annual equity grant made to non-employee directors in the form of DSUs ($190,000) (prorated for Messrs. Mather and Miller) and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation—Stock Compensation.

(3)

Directors elected to defer all or a portion of their $80,000 annual cash retainer reflected in the Fees Earned or Paid in Cash column in the form of DSUs as follows: Mr. Mather $13,335 and Mr. Letier: $80,000.

The total number of all DSUs held by each director as of December 31, 2021 is as follows: Mr. Gary: 39,666; Ms. Higgins Victor: 72,482; Mr. Letier: 130,714; Mr. Lynn: 39,666; Mr. Mather: 9,687; Mr. Miller: 34,151; Mr. Montelongo: 39,666; and Ms. Paláu-Hernández: 39,666.

SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners (1)

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of February 28, 2022, except as set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Mr. Carl C. Icahn (2) c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	38,149,336	17.69%
Common Stock	The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	16,235,669	7.53%
Common Stock	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	15,866,595	7.36%
Common Stock	Neuberger Berman Group LLC/Neuberger Berman Investment Advisers LLC (5) 1290 Avenue of the Americas New York, NY 10104	13,361,651	6.20%
Common Stock	Mr. Darwin A. Deason (6) 3953 Maple Avenue, Suite 150 Dallas, TX 75219	12,320,307	5.71%

(1)

The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. Other than Percent of Class, the information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn and Mr. Deason, the most recent Schedule 13D or 13D/A) filed by the named entity with the SEC.

(2)	Based on a Schedule 13D/A filed with the SEC on August 16, 2019 by Carl C. Icahn to report his beneficial ownership as of that date.

Represents shares of Common Stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”) (collectively, the “Reporting Persons”). The principal business address of (i) each of the Reporting Persons is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

High River has sole voting power and sole dispositive power with regard to 7,629,868 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 12,672,483 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 17,846,985 shares of Common Stock. Each of Icahn

Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Common Stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

(3)

Based on a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”), Vanguard has no sole voting power for shares of Common Stock, sole dispositive power for 15,932,827 shares of Common Stock, shared voting power for 211,979 shares of Common Stock and shared dispositive power for 302,842 shares of Common Stock.

(4)

Based on a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power for 14,757,073 shares of Common Stock, sole dispositive power for 15,866,595 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock.

(5)

Based on a Schedule 13G filed with the SEC on February 11, 2022 by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC (together “Neuberger”), Neuberger has no sole voting power or sole dispositive power for share of Common Stock, shared voting power for 11,379,017 shares of Common Stock and shared dispositive power for 13,361,651 shares of Common Stock.

(6)

Based on a Schedule 13D/A filed with the SEC on February 16, 2021 by Darwin A. Deason. Mr. Deason has sole voting power and sole dispositive power for 12,320,307 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock, which shares include 5,393,256 shares of Common Stock issuable upon the conversion of 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock held by Mr. Deason.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the named executive officers named in the Summary Compensation Table and all current directors and executive officers as a group, as of February 28, 2022, were as follows. To our knowledge, these individuals have sole voting and dispositive power with respect to the reported shares.

Name of Beneficial Owner	Amount Beneficially Owned (1)(2)(3)

Clifford Skelton	920,973

Hunter Gary	60,778

Kathy Higgins Victor	12,708

Louis Keyes	166,623

Michael Krawitz	309,949

Scott Letier	132,251

Jesse A. Lynn	83,633

Steven Miller	34,151

Michael Montelongo	56,802

Margarita Paláu-Hernández	45,524

Mark Prout	169,290

Brian Webb-Walsh	0

Stephen Wood	49,350

All directors and executive officers as a group (13)	2,141,536

(1) Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owned less than 1% of the aggregate number of shares of Common Stock outstanding as of February 28, 2022. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

(2) Amount Beneficially Owned: The numbers shown above are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules and includes shares held indirectly.

(3) Shares of Common Stock which executive officers, directors and nominees have a right, within 60 days of February 28, 2022, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are also required to be included for purposes of determining beneficial ownership. None of our executive officers, directors or nominees hold any Company securities which are exercisable or scheduled to vest within 60 days of February 28, 2022.

Section 16(a) Reports

Section 16(a) of the Exchange Act (“Section 16”) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely on review of these reports, or written representations from these persons that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors, executive officers and ten percent shareholders that were required to be filed under Section 16 during the fiscal year ended December 31, 2021 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the Compensation Committee of the Board of Directors of Conduent (the “Compensation Committee”) for our named executive officers and review the various objectives and elements of our executive compensation program, its alignment with performance and the 2021 compensation decisions regarding our named executive officers.

For purposes of this CD&A and the disclosure that follows, the following are our named executive officers for 2021:

•	Clifford Skelton, Chief Executive Officer

•	Stephen Wood, Executive Vice President and Chief Financial Officer[1]

•	Michael Krawitz, Executive Vice President, General Counsel and Secretary

•	Mark Prout, Executive Vice President, Chief Information Officer

•	Louis Keyes, Executive Vice President, Chief Revenue Officer

•	Brian Webb-Walsh, Former Executive Vice President and Chief Financial Officer[2]

1Mr. Wood initially joined Conduent on August 10, 2020 as Vice President and Corporate Controller, and on June 11, 2021, in connection with the departure of Brian Webb-Walsh, was appointed Executive Vice President and Chief Financial Officer.

2Mr. Webb-Walsh ceased employment with the Company on June 11, 2021.

EXECUTIVE SUMMARY

With revenues of approximately $4.1 billion, we are a leading provider of business process services and solutions. Through our people, process, expertise in transaction-intensive processing and technology such as analytics and automation, we deliver services and solutions on behalf of businesses and governments. 80% of Fortune 100 companies and over 500 government entities depend on us every day as their trusted partner to manage their business processes and essential interactions with their end-users.

We create value for our clients through efficient global service delivery combined with technology-enabled solutions and a personalized and seamless experience for the end-user. We apply our expertise, technology and innovation to continually modernize our offerings for improved client/end-user satisfaction and loyalty, increased process efficiency, reduced costs and rapid response to changing market dynamics.

Headquartered in Florham Park, New Jersey, we have a team of approximately 60,000 associates as of December 31, 2021, servicing customers from service centers in 24 countries. In 2021, 10% of our revenue was generated outside the U.S.

2021 Strategic Focus

Our vision is to become the leading business services partner of choice for businesses and governments. Through our dedicated associates, we deliver mission-critical services and solutions on behalf of businesses and governments, creating valuable outcomes for our clients and the millions of people who count on us. To achieve this mission and purpose, we are focused on delivering outcomes simultaneously across three dimensions: Growth, Efficiency and Quality. Our Company strategy is designed to deliver shareholder value by creating profitable growth, expanding operating margins, focusing on process efficiencies, and deploying a disciplined capital allocation strategy. Our compensation strategy is designed around our Company strategy and includes metrics that reward our associates for increasing shareholder value through achieving revenue and operating margin goals, as well as other financial and strategic objectives.

We have identified specific execution strategies across Growth, Efficiency and Quality, and our compensation plans include specific measures to reward our successful execution of these strategies.

Growth: Our opportunity for growth comes from understanding our clients’ businesses, strengthening our relationships, and driving valuable outcomes for our clients that enable them to reduce costs, improve efficiencies and customer experience and grow their businesses. To capitalize on the growth opportunities, we are focused on the following strategies:

•

Sales Performance Optimization: The significant progress and investments in sales training and process improvements during the last couple of years, together with the foundational improvements in operational performance, have resulted in more selling opportunities for us to support the strategies of our existing clients with our portfolio of market-leading services and solutions. In 2021 our add-on sales grew by 44% compared to 2020. We continue to improve client responsiveness and increase sales coverage, including in international markets. We are providing our sales team with regular training tailored for their roles, streamlined processes, and implemented systems to equip them with modern tools that enable them to perform their jobs more efficiently and effectively.

•

Offering Development: We augmented our portfolio of services and solutions with innovative technology capabilities, including data analytics and machine learning capabilities, to create differentiated, high-value services for our clients and penetrate attractive market segments.

As we continued to improve our quality and efficiency in 2021, our existing clients renewed contracts with us and gave us more business in adjacent service lines, and we gained new clients. Our annual compensation bonus plan rewards achievement for success in Growth by including revenue retention and new business signings, among other metrics. Our long-term incentive plans also reward Growth, as our performance restricted stock awards have metrics tied to increase in stock value and revenue hurdles.

Efficiency: We continued to find ways to reduce costs and deliver more effectively via increased efficiencies. We simplified and standardized our operating model by removing redundant management layers and implementing more robust processes to enable faster decision-making and greater transparency. In addition, we aim to unlock further efficiencies through the following strategies:

•

Automation: We will continue to invest in embedding intelligent process automation capabilities into operations, including document processing and intelligent virtual assistant customer care tools. Artificial intelligence and machine learning algorithms will continue to add value to the enterprise.

•

Technology Consolidation: We have identified and are rationalizing duplicative technology systems across our lines of business. Centralizing technology systems will drive economies of scale, amplify the impact of investments, and will continue to strengthen consistent, resilient service delivery.

•

Delivery Optimization: We are continuing to drive efficiencies by delivering common processes with a shared services model that enables economies of scale. We are driving progress in every process through process improvement methodologies and exploiting new staffing models including work from home.

We continue to respond with agility to clients’ shifting needs and have received positive client feedback for our services and proactivity throughout the COVID-19 pandemic. Our compensation plans reward success in Efficiency by measuring associate retention and improvement in adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) margin, among other metrics.

Quality: Our clients count on consistent, high-quality service delivery. We continue to drive progress in increasing uptime, improving operational stability, and significantly boosting client confidence and satisfaction by focusing on the following strategies:

•

Proactive, Real time Monitoring of Applications and Service Performance: We are investing in artificial intelligence and machine learning technologies to proactively monitor and prevent incidents. We have a state-of-the-art global IT command center in Sandy, UT to deliver more seamless and reliable service to our global clients and continued to increase uptime in 2021.

•

Data Center Optimization: We continue to standardize our technology footprint to improve performance and lower costs. As part of this, we have made significant progress in our data center optimization program to consolidate our multiple data centers into a select few. For example, in 2021 we closed two of our largest facilities in the US, completing these high complexity closures that in turn drove a significant increase in service availability for our clients.

•

Improve End User Experience: We are improving user interface/user experience across our offerings by expanding self-service tools, launching mobile apps and leveraging analytics to create deeper insights.

Our focus on quality is leading to improved client confidence and satisfaction. Our compensation plans are designed to measure success in Quality by including metrics in our incentive plans related to service level agreement performance, system availability, and client satisfaction.

Our strategic focus on Growth, Quality and Efficiency serves as the foundation for our compensation programs. Key aspects of the program design are directly aligned to our growth journey and our strategic focus, including incentivizing revenue growth and operational efficiency, and creating sustainable shareholder value. To this end, our compensation program positively influenced 2021 operational and financial results.

2021 Operational Results

The Conduent team continued to provide critical and best-in-class services to our clients and their end users, while ensuring the health and safety of our greatest asset, our associates, while the Covid-19 pandemic continued throughout 2021. More than ever, the Company increased its focus on ensuring that the right people, processes and technology are in place to improve performance, retain revenues, reduce employee attrition and grow the Company. The Company achieved significant operational achievements in 2021 including:

•

Disposition – In December 2021, we entered into an agreement with Symplr Software, Inc. to sell our Midas suite of patient safety, quality and advanced analytics solutions for an aggregate cash purchase price of $340 million, less certain indebtedness and adjusted for the difference between estimated working capital at closing and a negotiated working capital target. On February 8, 2022, we successfully completed the sale and received $321 million in cash, which is subject to customary post-closing adjustments; such settlement is likely to occur in the second quarter of 2022 and is not expected to be material. The Midas solution represented approximately $70 million and $72 million of revenue in 2021 and 2020, respectively.

•

Global Labor Market Dynamics – To address the significant change in the labor market environment, we responded by strengthening our talent acquisition organization and processes and, maintaining an appropriate mix of work-from-home and work-from-office roles, which has resulted in increasing hire rates and improved ratings on Comparably and Glassdoor.

2021 Financial Results

•

Revenue of $4,140 million for the year ended December 31, 2021 was a decline of 0.55% from 2020, a significantly improved trend compared with the (6.0%) decline in 2020 from 2019. 2021 Revenue was impacted by lost business from prior years, partially offset by (1) increases attributable to lesser impacts of the COVID-19 pandemic across our Transportation and Commercial Industries segments, (2) increased volumes in our Government Services segment, primarily a result of increased payments activity because of Federal stimulus and (3) the ramp of new business.

•

Strong Net Annual Recurring Revenue (“ARR”) Activity results: In the fourth quarter of 2020, we introduced the Net ARR Activity metric, a trailing 12-month metric inclusive of all new business ARR, lost client impact and contractual adjustments to price and volume. We have seen steady positive growth in this metric from $60 million in the fourth quarter of 2020 to $128 million in the fourth quarter of 2021, an increase of 113%. This increase is driven by new business ARR signings of $408 million for the year ended December 31, 2021, an increase of 16% compared to that of the prior year, and stronger retention of existing clients.

•	Net loss of $(28) million; pre-tax loss of $(25) million, significant improvements from 2020.

•	Adjusted EBITDA of $487 million, representing 1.5% year over year improvement driven by our Government Services business and partially offset by temporary cost savings in the prior year.

•	$243 million of cash flow from operations, an increase from $161 million in 2020.

The 2021 operational and financial achievements resulted in above target results for our Annual Performance Incentive Plan (“APIP”), mainly due to:

•	Revenue and Adjusted EBITDA margin above targets, driven by stimulus payments volume in the Government Services business, and

•	Improvement in Client Retention

The 2021 performance goals were established in March 2021 and the Committee did not reset these goals or use positive discretion in determining overall APIP Funding.

Long-Term Incentive Plan (“LTIP”) Results

2021 LTIP

Our 2021 LTIP grant included time-based restricted stock units, weighted 50%, vesting over a three-year period, and two types of performance-restricted stock units (“PRSUs”), each weighted 25%. The first PRSU type continues to be tied to our share price appreciation. We selected share price hurdles to continue our focus on increasing shareholder value. The second PRSU type, which was implemented in 2021, is tied to annual revenue growth with an Adjusted EBITDA margin threshold. We selected revenue and Adjusted EBITDA margin to emphasize the importance of annual growth while maintaining healthy margins.

In defining our 2021 PRSU metrics to reward increase in share price and growth in revenue, we set forth clear, measurable, and transparent goals to motivate our associates.

The first tranche of the PRSUs with share price hurdles did not vest on December 31, 2021 because our share price did not increase by at least 20% between the date of grant and December 31, 2021. These awards, however, remain outstanding and may be earned for active associates if the share price appreciation metric is met by December 31, 2023. The first tranche of the PRSUs tied to revenue growth vested on December 31, 2021 as we met and surpassed our revenue growth target for 2021 and met the Adjusted EBITDA margin threshold. As a result, these PRSUs were settled at 126% of the target.

Looking forward, to continue to focus on increasing shareholder value, our 2022 share price hurdle PRSUs, will include a relative total shareholder return modifier based on the Company’s performance versus our compensation peer group.

(1)Please see “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” on page 55 in this Proxy Statement for information on our non-GAAP financial measures.

2020 LTIP

All of the share price hurdles for the 2020 PRSU annual grant have been achieved. As a result, the first and second tranches of the 2020 LTIP award were settled on December 31, 2020 and December 31, 2021, respectively. Vesting for the third and final tranche of the award is based upon continued employment through the remaining service vesting date, December 31, 2022.

2019 LTIP

The three-year performance period of our 2019 LTIP grant ended on December 31, 2021. Cumulative performance over this three-year period fell short of threshold levels, due to client losses and lack of new business sales, primarily in 2019. As a result, none of the 2019 LTIP grant was earned or paid out.

Advisory Say on Pay Vote and Shareholder Engagement

Our executive compensation is subject to an annual advisory vote of shareholders at our Annual Meeting. The Compensation Committee considers the outcome of Say on Pay votes when making compensation decisions for our named executive officers. At the 2021 Annual Meeting of Shareholders, 97% of shares voted were in favor of our executive compensation program, demonstrating strong shareholder support. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our shareholders and understanding their views. Our management team established and participated in various shareholder engagement activities in 2021. Our investor relations function proactively engages with our shareholders to provide updates on the performance of the Company and solicit feedback on various topics.

OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program is designed to attract, motivate, reward and retain top talent necessary to drive our business strategy and create shareholder value. Our programs are designed to follow these principles:

•	provide competitive compensation to attract and retain executives critical to our long-term success;

•	align executive and shareholder interests using both short-term and long-term financial and strategic objectives that build a sustainable Company;

•	recognize and reward collective accountability and individual contribution to drive enterprise results;

•	instill high standards of corporate governance and best practices; and

•	mitigate excess risk taking and/or behavior that is inconsistent with the Company’s strategic plans and high ethical standards.

Checklist of Compensation Practices

What We Do		What We Don’t Do
✓	Deliver a significant portion of compensation through long-term incentives tied directly to shareholder value creation.	X	Permit re-pricing of underwater stock options or springloading of equity grants.
✓	Balance short- and long-term incentives with multiple performance metrics.	X	Provide a defined-benefit pension plan or SERPs to executives (only all-employee 401(k) plan).
✓	Impose caps on our annual incentive and PRSU awards for our named executive officers.	X	Provide special executive perquisites or excessive termination payments.
✓	Maintain a recoupment policy that allows clawback of compensation earned because of fraudulent or illegal conduct or in the event of an accounting restatement.	X	Allow directors, named executive officers and other senior leaders to hedge or pledge Company stock.
✓	Maintain stock ownership requirements for all of our named executive officers.	X	Permit tax gross-ups on change in control or other severance payments.
✓	Conduct an annual review of programs to ensure they do not encourage risks that have a material adverse effect on the Company.	X	Maintain written employment contracts with our executive officers.
✓	Maintain non-competition and non-solicitation agreements with our named executive officers that prohibit competing against Conduent and soliciting our customers or current employees after termination.	X	Allow single-trigger vesting change in control arrangements.
✓	Engage an Independent Consultant under the direction of the Compensation Committee.	X	Provide guaranteed incentive payouts for named executive officers.

2021 Total Direct Compensation Targets for Named Executive Officers

The Compensation Committee approved the annual target total direct compensation levels for all executive officers for 2021. The table below illustrates annual base salary, target short-term incentive and target long-term equity-based incentive for each named executive officer as of December 31, 2021.

Executive	Title	Annual Base Salary	Target Short- Term Incentive (% of Base Salary)	Target Long- Term Incentive	Target Total Direct Compensation

Clifford Skelton	Chief Executive Officer	$775,000	135%	$4,000,000	$5,821,250

Stephen Wood	Executive Vice President, Chief Financial Officer (“CFO”)	$450,000	75%	$620,000	$1,407,500

Michael Krawitz	Executive Vice President, General Counsel & Secretary	$450,000	75%	$735,000	$1,522,500

Louis Keyes	Executive Vice President, Chief Revenue Officer	$450,000	75%	$500,000	$1,287,500

Mark Prout	Executive Vice President, Chief Information Officer	$450,000	75%	$450,000	$1,237,500

Brian Webb-Walsh	Former Executive Vice President, Chief Financial Officer	$510,000	75%	$975,000	$1,867,500

The table reflects Brian Webb-Walsh’s annual salary, annual short-term incentive target and annual long-term incentive target prior to his departure from Conduent on June 11, 2021. Mr. Webb-Walsh was not eligible to receive an annual short-term incentive award for 2021 due to his departure and he forfeited the entirety of his unvested long-term incentive awards. The table does not reflect a one-time long-term incentive grant awarded to Stephen Wood on June 30, 2021 of $274,987 as a result of his promotion to Executive Vice President and Chief Financial Officer.

The chart below reflects the 2021 annual target total direct compensation pay mix for our CEO and other named executive officers who were serving as executives on December 31, 2021, and the portion of their targeted total direct compensation that is variable pay. Basing this variable compensation upon performance results, including revenue growth and share price, directly aligns our executives’ interests with shareholder value creation. To reinforce the Company’s pay for performance philosophy, 87% of our CEO’s targeted total direct compensation, and on average 67% for our other named executive officers, is variable and “at risk.” Additionally, 52% of targeted total direct compensation for our CEO and, on average, 46% for our other active named executive officers is subject to achievement of performance goals, while 50% of all active named executive officer’s long-term incentives are subject to achievement of performance goals.

Linking Pay with Performance

Short-Term Incentives

In early 2021, the Compensation Committee approved an Annual Performance Incentive Program that aligned with the interests of shareholders and the Company. Each of our named executive officers participated in the APIP which focused on our business priorities for 2021. The 2021 performance measures and weightings were: Revenue (adjusted for currency) (25%); Adjusted EBITDA Margin (25%); New Business Signings (15%); and Strategic Goals (improvement in: client retention, employee attrition, system availability and service level agreements (“SLA”) (35%).

Additional information regarding short-term incentives can be found under “2021 Compensation for the Named Executive Officers—Short-Term Incentives.”

Long-Term Incentives

In early 2021, the Compensation Committee approved a Long-Term Incentive Program that aligned with the interests of management and long-term shareholders. The 2021 annual LTIP award for our named executive officers includes a mix of 50% performance-based awards, comprised of one-half, or 25% of the total LTIP, tied to share price hurdles (“Performance Restricted Stock Units—Share Hurdle” or “PRSU—Share Hurdle”), and the second half, or 25% of the total LTIP, tied to annual revenue growth hurdles (“Performance Restricted Stock Units—Revenue Hurdle” or “PRSU—Revenue Hurdle”), with the remaining 50% of the LTIP granted as time-based awards (“Restricted Stock Units” or “RSU”). This approach balances the need to drive healthy revenue growth and shareholder value, while also fostering retention and stock ownership. The Performance Restricted Stock Units – Share Hurdle awards vest based on the achievement of certain share price hurdles on or prior to December 31, 2023. Vesting for each tranche of the Performance Restricted Stock Units – Share Hurdle occurs on the later of the date the applicable share price is achieved or December 31 of each year during the annual performance period. The Performance Restricted Stock Units – Revenue Hurdle

vest based on the achievement of revenue hurdles for the years ending December 31, 2021, December 31, 2022 and December 31, 2023. Restricted Stock Units vest 1/3 on each December 31 of 2021, 2022, and 2023.

Additional information regarding long-term incentives can be found under “2021 Compensation for the Named Executive Officers—Long-Term Incentives.”

PROCESS FOR DETERMINING COMPENSATION

Role of the Compensation Committee

The Compensation Committee administers the executive compensation program for our named executive officers on behalf of our Board and shareholders. All members of the Compensation Committee are independent directors in accordance with applicable SEC and Nasdaq standards, including heightened independence requirements for Compensation Committee members. The Compensation Committee’s responsibilities are discussed beginning on page 17 of this Proxy Statement.

The Compensation Committee evaluates many factors when designing and establishing the executive compensation program and specific goals and pay levels. In determining the appropriate compensation levels, the Compensation Committee considers the scope and impact of the executive’s role within the organization, experience, sustained performance and future potential. The Committee also reviews the compensation levels of similarly positioned executives at peer companies, general industry compensation data and internal pay considerations. The Compensation Committee retains an independent consultant for the purpose of providing market data and guidance related to executive compensation programs.

Role of the CEO

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting compensation of our named executive officers, the CEO participates in the process by:

•	Periodically discussing the performance of the Company and each executive officer with the Compensation Committee; and

•	Making recommendations on the components of compensation for the other executive officers.

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts for each of our executive officers, including our named executive officers, ensuring that the total target compensation for each is appropriate and competitive.

Role of the Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (the “Consultant”), to assist with its responsibilities. The Consultant reports only to the Compensation Committee and has not performed any other work for Conduent since being retained as an independent consultant to the Compensation Committee, except in its capacity as an independent advisor to the Corporate Governance Committee on non-employee director compensation matters. As provided in its charter, the Compensation Committee has the authority to determine the scope of the Consultant’s services and may terminate the Consultant’s engagement at any time. The Compensation Committee evaluated the independence of the Consultant and concluded that no conflict of interest existed that would prevent the Consultant from independently advising the Compensation Committee.

During 2021, the Consultant provided the following services:

•	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•

reviewed officer compensation levels and overall performance compared to a peer group made up of organizations with which Conduent is likely to compete for business, investor capital and/or executive talent;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Compensation Committee on peer group companies for pay and performance comparisons;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for inclusion in this Proxy Statement;

•	reviewed Compensation Committee meeting materials with management before distribution;

•	attended Compensation Committee meetings, including meetings in executive session, as requested by the Compensation Committee chair; and

•	offered independent analysis and input on CEO compensation.

Peer Group

Conduent’s 2020-2021 peer group was used to benchmark 2020 compensation and assist in setting 2021 compensation for our named executive officers, as well as to review general pay practices and trends at that time. The Compensation Committee approved a new 2021-2022 peer group on August 23, 2021, which the Compensation Committee believes enhances the focus on companies identified as business competitors, as well as aligns with Conduent’s size, scope, and competitors for executive talent and investor capital. Conduent’s revenue ranked near the median of both peer groups, which are depicted below:

2020 / 2021 Peer Group

Alliance Data Systems	ExlService

Broadridge Financial[1]	Genpact LTD

CACI International Inc	ManTech Intl

CGI Group	Maximus, Inc

Cognizant Technology[1]	Paychex[1]

CSG Systems Intl	Perspecta Inc[1]

Cubic Corp[1]	Roper Technologies[1]

Sykes Enterprises Inc[1]

[1]	Removed in August 2021

2021 / 2022 Peer Group

Alight[2]	DXC Technology[2]

Alliance Data Systems	ExlService

Allscripts Healthcare[2]	Genpact LTD

CACI International Inc	ICF Intl[2]

CGI Group	Leidos Holdings, Inc[2]

Concentrix[2]	ManTech Intl

CSG Systems Intl	Maximus, Inc

TELUS Intl[2]

[2]	Added in August 2021

Competitive Market Information

At the end of 2020, the Compensation Committee received a report comparing the compensation of its named executive officers with the compensation of executives in comparable positions at our peer group companies based on the most recent proxy filings (primarily used for the CEO, CFO and General Counsel) as well as general industry survey data to supplement the peer group proxy data. This comparison included compensation data for these elements of pay:

•	base salary;

•	short-term incentives;

•	total target cash compensation (base salary plus target short-term incentives);

•	target long-term incentives; and

•	total direct compensation (total target cash compensation plus target long-term incentives).

The competitive market data was prepared, analyzed, and presented to the Compensation Committee by the Consultant. The market pay range is viewed by the Compensation Committee as a competitive reference point, but that data is not used to match a specific percentile of the market. Emphasis is placed on total direct compensation. For 2021, the Compensation Committee reviewed total direct compensation against the market data using the 50th percentile as a reference point. The Compensation Committee exercises judgement in setting individual compensation levels to reflect an assessment of the executive’s experience, responsibilities and expected contributions to Conduent, as well as potential for advancement.

2021 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

2021 Total Direct Compensation

The majority of our named executive officers’ compensation is provided under our variable incentive compensation programs. Variable pay increases with responsibility while long-term incentive compensation represents the greatest component of pay. The 2021 total direct compensation of our named executive officers can be found under the heading “Executive Summary—2021 Total Direct Compensation Targets for Named Executive Officers.” For further information regarding the process the Compensation Committee used to determine compensation for our named executive officers, please see above under “Process for Determining Compensation.”

More complete compensation information appears in the “Summary Compensation Table” on page 45.

Base Salary

Base salary is the fixed pay element of our compensation program that reflects the level and scope of responsibility within the Company. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. The table below reflects base salaries for our active named executive officers as of December 31, 2020 and December 31, 2021.

Executive	Annual Base Salary at 12/31/20	Annual Base Salary at 12/31/21

Clifford Skelton	$750,000	$775,000

Stephen Wood	$345,000	$450,000

Michael Krawitz	$450,000	$450,000

Louis Keyes	$450,000	$450,000

Mark Prout	$425,000	$450,000

These base pay changes for Messrs. Skelton and Prout were made to better align base pay with internal and external peers, and in the case of Mr. Wood, to recognize his promotion to Chief Financial Officer. Annual base salary rates for all our named executive officers are disclosed above under “2021 Total Direct Compensation Targets for Named Executive Officers.”

Short-Term Incentives

The Annual Performance Incentive Plan provides for short-term incentive awards that reward performance against our annual operating plan, paid in the form of cash to our named executive officers and other eligible employees. Each year, the Compensation Committee reviews the target short-term incentive award opportunity, scaled to the executive’s level of responsibility, and stated as a percentage of base salary, and the maximum payout opportunity.

The following chart reflects Conduent’s process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

Short-Term Incentive Target Award Opportunity for the Named Executive Officers

The annual short-term incentive target award opportunity for each of our named executive officers considers many factors, including scope of responsibility, expected contributions, internal pay equity and competitive executive compensation practices. If an executive’s role or responsibilities change after the terms of the award are approved, the Compensation Committee is permitted to adjust the short-term incentive target award opportunity at that time.

The target award opportunities for all our named executive officers for the 2021 APIP are disclosed above under “2021 Total Direct Compensation Targets for Named Executive Officers.” The table below depicts the APIP targets as of December 31. 2020 and December 31. 2021 for our active named executive officers.

Executive	Target Short- Term Incentive at 12/31/20 (% of Base Salary)	Target Short- Term Incentive at 12/31/21 (% of Base Salary)

Clifford Skelton	125%	135%

Stephen Wood	60%	75%

Michael Krawitz	70%	75%

Louis Keyes	75%	75%

Mark Prout	75%	75%

Increases were made to the APIP targets for Messrs. Skelton and Krawitz to more closely align target percentages to those of our peers and the market. The increase to Mr. Wood’s APIP target percentage is a result of his promotion to Chief Financial Officer.

Short-Term Incentive Performance Measures

The Compensation Committee established the APIP for 2021 pursuant to which each named executive officer is eligible to receive an incentive payout, assuming Conduent attains certain pre-established performance goals. In 2021, the performance goals for the APIP were designed to align with Conduent’s overall strategies, goals and objectives. Our 2021 performance measures were based on Revenue (adjusted for currency), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization Margin, New Business Signings, and Strategic Goals of improvement in client retention, employee attrition, system availability and SLA.

Our targets were consistent with our overall budget for the year. The Committee did not amend the goals under the APIP for 2021 or exercise discretion to increase payouts under the APIP as a result of the continued impact of the COVID-19 pandemic challenges on our business. The alignment of our short-term incentive performance measures in the APIP with our Business strategy and goals is depicted below:

APIP metrics were measured as follows:

Revenue was measured at constant currency which excludes the impact of changes in the translation of foreign currencies into U.S. Dollars.

Adjusted EBITDA Margin represents income or loss before income taxes, divided by Revenue. Adjusted EBITDA is adjusted for interest expense, depreciation and amortization, restructuring and related costs, (gain) loss on divestitures and transaction costs related to divestitures and acquisitions, settlements/reserves/insurance recoveries associated with litigation matters (includes internal and external counsel legal costs), net, other (income) expenses, a charge related to the abandonment of a cloud computing project, legacy charges/credits such as New York Medicaid Management Information System, Health Enterprise and goodwill impairment.

New Business Signings/Total Contract Value is measured by estimated future revenues from contracts signed during the year related to new logo, new service line, or expansion with existing customers.

New Business Signings/ACV represents the sum of Annual Recurring Revenue plus Non-Recurring Revenue signing metrics on all new business signed during the year.

Strategic Goals consist of goals relating to improvement in: client retention, employee attrition, system availability and service level agreements.

In no event may an APIP payout exceed the maximum payout (200% of target). The APIP funding level for achieving threshold performance for each performance goal is 25% of target, the APIP funding level for achieving target performance is 100% of target, and the APIP funding level for achieving maximum performance is 200% of target. Performance below threshold results in zero APIP funding. Performance results and APIP funding levels are interpolated between these points. The following table notes the 2021 Threshold, Target and Maximum APIP targets for our Non-Strategic Goals:

Performance Measure	Threshold 25% Funding	Target 100% Funding	Maximum 200% Funding

Revenue	$3,936M	$4,100M	$4,182M

Adjusted EBITDA Margin	10.78%	11.46%	11.69%

New Business—Total Contract Value	$1,680M	$2,100M	$2,310M

New Business Signing—Annual Contract Value	$560M	$700M	$770M

Adjusted EBITDA must also be greater than 85% of planned budget in order for the APIP to be funded.

2021 Revenue and Adjusted EBITDA Margin targets were set below 2020 actual results due to business runoff from prior years, and the anticipated reduced impact of government stimulus payments in 2021.

Our overall 2021 APIP performance was measured as follows:

Performance Measure(1)	Weighting (A)	Actual Results	Performance Achievement (B)	Funding % (A) x (B)

Revenue ($M)(2)	25%	$4,132M	139%	35%

Adjusted EBITDA Margin	25%	11.76%	200%	50%

New Business Total Contract Value	10%	$1,785M	44%	4%

New Business Signing Annual Contract Value	5%	$817M	200%	10%

Strategic Goals:

Improvement in Client Retention (Reduction in % losses)	10%	Above Maximum	200%	20%

Reduction in Employee Attrition (% improvement)	15%	Below Threshold	0%	0%

Improvement in Technology (% improvement)	5%	Above Maximum	200%	10%

Improvement in SLA (% improvement)	5%	Below Threshold	0%	0%

Total				129%

Actual Funding				125%

Adjusted EBITDA: > 85% of Budget

Total performance achievement was measured at 129%, while total APIP funding was recommended and approved at 125%. The Compensation Committee approved a slight downward adjustment to support management recommended budget discipline. The 125% funding level determined the size of the overall pool of funds available for bonuses, while actual bonus payouts were determined on an individual-by-individual basis based on performance and the overall funding level.

(1)	The performance measures were aligned with Conduent’s 2021 operating plan at the time they were established and designed to be challenging yet achievable.

(2)	Revenue was adjusted for the impact of currency movements from the point at which the targets were set.

Determining Short-Term Incentive Award Payouts

After the end of the fiscal year, the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Compensation Committee’s review and approval, any material unusual charges or gains are reviewed with the Compensation Committee for possible impact on APIP calculations.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Funding levels are made proportionately for achievement at levels between the goals. Even if pre-established performance measures are achieved, the Compensation Committee retains discretion to determine a lesser APIP funding level than the calculated incentive funding level, or no APIP funding at all, as it deems appropriate. The Compensation Committee also retains its discretion to increase or decrease an individual APIP award based on individual performance, provided that the named executive officer’s award may never exceed their maximum payout target.

2021 Performance for Short-Term Incentive Award Payouts

Following the certification of the financial results for 2021, the Compensation Committee reviewed the achievement of the performance measures under the 2021 APIP. Mr. Skelton received a short-term incentive equal to the corporate funding level, based on the results stated above. The Compensation Committee granted short-term incentive awards for Messrs. Wood, Krawitz and Prout above the corporate funding level. These awards reflect individual contributions and performance results for the executive’s function or business unit. Details of the 2021 Target bonus and actual payouts are below:

Executive	2021 Bonus Target Amount	2021 Actual Bonus Amount	2021 Actual Bonus as a % of Target

Clifford Skelton	$1,046,250	$1,307,813	125%

Stephen Wood	$278,864	$450,000	161%

Michael Krawitz	$335,342	$450,000	134%

Mark Prout	$335,702	$450,000	134%

Louis Keyes	$337,500	$365,000	108%

Mr. Brian Webb-Walsh did not receive a 2021 APIP payout due to his departure during 2021. Additional information about the short-term incentive opportunities is shown in the “Grants of Plan-Based Awards in 2021” table.

Long-Term Incentives

We provide long-term incentives to reward our named executive officers for sustained performance, as a retention incentive and to align executive’s interests with shareholders to drive long-term value creation. Awards are intended to encourage a strong ownership stake in the Company to drive superior performance on long-term Company objectives. When determining long-term incentive awards, the Committee considers peer data, relative impact of the executive’s position, responsibilities and role at Conduent and each named executive officer’s performance.

During the first fiscal quarter of 2021, the Compensation Committee approved LTIP grants for our named executive officers. As part of this approval, the Compensation Committee established performance goals and award values, and an April 1, 2021 grant date. Additional information regarding the 2021 LTIP awards can be found in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2021” table.

Long-Term Incentive Program and Performance Measures

Long-term incentive awards granted on April 1, 2021 were made pursuant to the Conduent Incorporated Performance Incentive Plan. Half of the value of each award was granted in the form of Restricted Stock Units, 25% in the form of Performance Restricted Stock Units—Share Hurdle, and 25% in the form of Performance Restricted Stock Units—Revenue Hurdle. By adding the PRSU—Revenue Hurdle award, an even greater emphasis is placed on the strong correlation between revenue growth and increases in shareholder value.

Restricted Stock Units vest 1/3 each December 31 of 2021, 2022 and 2023, and the number of RSU shares are calculated for each named executive officer by dividing 50% of the approved target long-term incentive award value by the closing price of Conduent Common Stock on the grant effective date. The RSU shares are then rounded down to the nearest whole share. Once vested, all our long-term incentive awards, including RSUs and both types of PRSUs, are paid out in the form of shares of Conduent Common Stock. Any dividends paid during the vesting period would be accrued and settle at the same time the underlying award vests.

Although equity awards generally are granted on a regular annual cycle, the Compensation Committee may grant off-cycle equity awards for special purposes, such as new hire, promotion, retention and recognition. An off-cycle equity award was granted to Mr. Wood to recognize his promotion to CFO in June 2021. No additional off-cycle equity awards were granted to our named executive officers in 2021.

The PRSU—Share Hurdle awards vest based on the achievement of share price hurdles and continued service, over the performance period ending December 31, 2023. The Compensation Committee continued to award PRSU—Share Hurdle awards because they are transparently measured, are readily understood by participants, provide direct alignment between shareholder value creation and earned compensation, and serve to help the Company attract and retain the talent needed to deliver our business strategies.

The PRSU—Share Hurdle awards were granted with three share price hurdles that require the average closing price of Conduent Common Stock to have increased by 20%, 40% or 60% during a consecutive 20-day trading period from the price of Conduent Common Stock on April 1, 2021, the long-term incentive grant date, a date consistent with Conduent’s previous granting practices. Price Hurdle appreciation levels were set at two times the five-year average annual returns of the S&P 600 and Russell 2000 company indexes.

Additionally, PRSU—Share Hurdle awards have a service condition that requires executives to remain with the Company through December 31 of each of 2021, 2022 and 2023. PRSU—Share Hurdle awards do not vest until the date that both the share price hurdle and the service condition have been satisfied. If any tranche of PRSU—Share Hurdle awards has not met the share price hurdle as of December 31, 2023, it will be forfeited. The target number of PRSU—Share Hurdle shares granted to each named executive officer was determined by dividing 25% of the named executive officer’s approved long-term incentive award value by the grant date fair value per share, determined using the Monte Carlo simulation. The calculated PRSU—Share Hurdle shares are then rounded down to the nearest whole share.

Details for the April 1, 2021 PRSU—Share Hurdle grant are as follows:

Grant Date Common Stock Price: $6.92

Tranche	Share Hurdle Description	Price Hurdles	Price Hurdle Achieved as of 12/31/21	Service Condition

1	+20% stock price appreciation	$8.304	No	December 31, 2021

2	+40% stock price appreciation	$9.688	No	December 31, 2022

3	+60% stock price appreciation	$11.072	No	December 31, 2023

The PRSU – Revenue Hurdle was added to further emphasize revenue growth without eroding margin. The PRSU—Revenue Hurdle awards vest based upon achievement of annual revenue growth targets and an Adjusted EBITDA margin threshold for the fiscal years ending December 31, 2021, December 31, 2022, and December 31, 2023, as follows:

Change in Revenue Targets:

	2020 Actual	2021	2022	2023
Threshold		(3.0%)	(1.0%)	0.5%
Target	(6.1%)	(1.5%)	0.5%	2.0%
Max		0.0%	2.0%	3.5%

The 2021 target Revenue was set below 2020 actual results due to business runoff from prior years, and the anticipated reduced impact of government stimulus payments in 2021, but a significantly improved trend compared with the (6.0%) decline from 2019.

The 2022 revenue target is set at 0.5% growth over 2021 actual revenue, and the 2023 target will be set at 2.0% growth over 2021 revenue. The threshold for payout is 1.5% points from the target and the maximum payout is 1.5% points above the target. A qualifier of Adjusted EBITDA Margin at or above 11% is necessary for any payout to be achieved. Each year, 1/3 of the award is eligible to vest. The design of these PRSU—Revenue Hurdle awards aligns with our improvement journey and will reward growth in revenue over the measurement periods.

Conduent surpassed the target levels for 2021 revenue growth, and achieved the minimum Adjusted EBITDA Margin requirement. As a result, on February 4, 2021, the Compensation Committee of the Board of Directors approved the 2021 tranche of the 2021 PRSU—Revenue Hurdle grant settlement at 126% of targeted shares. The details of the results are as follows:

($ in millions)	2021 LTIP Revenue Targets			2021
	Threshold	Target	Maximum	Actual

Revenue	4,038	4,100	4,163	4,140
FX (Benefit) / Drag				(8)

Adjusted Revenue - Constant Currency	4,038	4,100	4,163	4,132

Revenue Growth	(3.0%)	(1.5%)	0.0%	(0.7%)

Revenue Hurdle Achievement				126%

PERFORMANCE RESULTS AND PAYOUTS UNDER PRIOR EQUITY AWARDS

2019 – 2021 Performance Share Grant

The three-year measurement period for the 2019 Conduent Long-Term Incentive Plan Performance Shares (“PSU”) ended on December 31, 2021. Conduent did not meet threshold achievement levels for Free Cash Flow (50% weighting) or Adjusted Profit Before Tax (50% weighting). As a result, there was no payout for these 2019 PSU awards.

2020 Performance — Restricted Stock Units

All stock price hurdles related to the April 1, 2020 annual PRSU grant were achieved prior to December 31, 2021. As a result, the second tranche vested on December 31, 2021. The vesting of the third and final tranche is now solely dependent upon the completion of the final service requirement.

Grant Date Common Stock Price: $2.06

Tranche	Share Hurdle Description	Price Hurdles	Price Hurdle Achieved as of 12/31/21	Service Condition	Vesting

1	+50% stock price appreciation	$3.09	Yes	December 31, 2020	Vested and settled

2	+100% stock price appreciation	$4.12	Yes	December 31, 2021	Vested and settled

3	+150% stock price appreciation	$5.15	Yes	December 31, 2022	Performance condition met. Final vesting upon completion of service condition.

SAVINGS PLANS

Conduent Savings Plan (“401(k)”)

All our named executive officers are eligible to participate in the Conduent Savings Plan in the same manner as all U.S. employees. In 2021, after one year of service, participants are eligible for employer matches which are discretionary. The maximum match permitted under the terms of the savings plan is 4% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits.

The Company does not maintain any non-qualified deferred compensation plans or other retirement plans.

BENEFITS AND PERQUISITES

We generally offer medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all our full-time employees, as well as customary vacation, leave of absence and other similar policies. Our named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed. We do not provide any perquisites to our named executive officers.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of Conduent, with full discretion of the Compensation Committee to decide on an appropriate severance package. When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation. If the Compensation Committee does not approve a special severance arrangement for a named executive officer whose position has been eliminated, that officer will be covered under the Company’s U.S. Executive Severance Policy, as applicable.

For separations due to the elimination of the executive’s position, the U.S. Executive Severance Policy entitles executives, including our named executive officers, to 26 weeks of base pay, paid out over the severance period, with continued health benefits (excluding disability and 401(k) participation). This payment is contingent upon signing a release of claims against Conduent as may be required.

Severance Protection and Change-in-Control Benefits

The Company also provides certain Change In Control Severance benefits, which are enhanced benefits provided to key management employees who the Company determines are most likely to be impacted by a change in control (primarily the Company’s executive officers), as per the Executive Change in Control Severance Plan (“CIC Plan”), which became effective October 1, 2017. In 2021, the Committee updated the level of CIC benefits for executive officers to better reflect market practice, including changing the benefits of the CEO from two times base salary and target annual incentive, to two and a half times base salary and target annual incentive, as well as making all named executive officers that report directly to the CEO eligible for two times base salary and target annual incentives. The CIC Plan payments and benefits become payable only when both a change-in-control and a qualifying termination take place.

Conduent does not provide excise tax reimbursement on severance payments. Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAMS

Risk Assessment

The Compensation Committee believes that its programs encourage positive behavior while balancing risk and reward, consistent with the interests of its shareholders. Conduent management conducts risk assessments each year and presents the findings to the Compensation Committee. Based on the assessment of programs covering its employees and executives for 2021, the Compensation Committee determined that its compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on Conduent, based on the following factors:

Key Program Features:

•	Balanced mix of cash and equity, with incentives tied to both short- and long-term performance

•	Balanced mix of performance measures (financial, operational and stock price) approved by the Compensation Committee in advance

•	Executive incentive plan payouts are capped

•	Overlapping performance periods for long-term incentives

Risk Mitigators:

•	Independent Compensation Committee oversight

•	Officer stock ownership guidelines

•	Compensation recoupment policy

•	Anti-hedging and anti-pledging policies

Ownership Requirements

The Company maintains a stock ownership policy for the executive officers in order to ensure they build and maintain a meaningful level of stock ownership. The stock ownership guidelines reflect market practice and are as follows:

•	Ownership requirements of 6x, 3x and 1x base salary, for the CEO, CEO’s officer direct reports and all other officers, respectively.

•	Officers are required to retain 50 percent of all shares received upon the vesting of equity awards (net of taxes) until the requirement is achieved.

•	CEO (or, with respect to the CEO, the Board) has the authority to permit discretionary hardship exceptions from the ownership and holding requirements.

The following types of awards count toward the guidelines described above: Common Stock held outright; unvested Restricted Stock Units net of expected taxes; and PRSUs to the extent the performance hurdle has been achieved but the service condition has not been met, net of expected taxes. The following types of equity awards do not count toward the stock ownership guidelines: unexercised stock options, unearned Performance Stock Units, unearned PRSUs and any cash-settled units. Once stock ownership levels are achieved, named executive officers are required to continue to hold that amount of stock as long as they remain with Conduent.

Trading, Hedging and Pledging

All directors and officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to our Common Stock and from using any strategies or products to hedge against potential changes in the value of our Common Stock.

Under our insider trading policy, our executive officers may purchase or sell Conduent securities only during “window” periods, which are generally the periods commencing on the second business day following the date of each quarterly earnings announcement and ending on the penultimate trading day of each fiscal quarter. The only exception to this restriction is for our named executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

In addition, our executive officers are prohibited from pledging our Common Stock as collateral, including holding our Common Stock in a margin account.

Compensation Recoupment Policy (Clawbacks)

Under the Conduent Performance Incentive Plan and Conduent’s Compensation Recoupment Policy, if the Compensation Committee deems a named executive officer to have engaged in an activity that is detrimental to Conduent, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Conduent, the Compensation Committee may rescind any payment or delivery of any equity and annual cash incentive award that occurred within the six months preceding the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with Conduent, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of the Dodd-Frank Act), soliciting an employee to terminate employment with Conduent or soliciting a customer to reduce its level of business with Conduent. If a payment or award is rescinded, the named executive officer will be expected to pay Conduent the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Conduent’s Compensation Recoupment Policy includes a claw back provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, Conduent can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers.

Conduent may implement any policy or take any action with respect to the recovery of excess incentive-based compensation that Conduent determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act, including the recoupment of shares of Common Stock issued upon the vesting of a long-term incentive award.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to corporations for compensation paid in any fiscal year to the corporation’s named executive officers and certain former named executive officers included in the Summary Compensation Table in the corporation’s proxy statement. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Conduent management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and be included in the Proxy Statement for the 2022 Annual Meeting of Shareholders.

Hunter Gary, Chair

Scott Letier

Margarita Paláu-Hernández

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as well as our former Chief Financial Officer, as of December 31, 2021.

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Non-Equity Incentive Plan Compensation ($) (D)	All Other Compensation ($) (E)	Total ($)
Clifford Skelton	2021	770,255	-	3,999,993	1,307,813	-	6,078,061
Chief Executive Officer	2020	697,693	-	2,999,999	1,260,957	15,000	4,973,649
	2019	325,000	-	3,999,990	-	16,929	4,341,919
Stephen Wood	2021	398,241	-	499,977	450,000	-	1,348,218
Executive Vice President and
Chief Financial Officer
Michael Krawitz	2021	450,000	-	734,987	450,000	8,700	1,643,687
Executive Vice President,	2020	430,385	-	734,999	465,000	18,466	1,648,850
General Counsel & Secretary	2019	34,615	-	199,994	-	130	234,739
Mark Prout	2021	446,506	-	449,993	450,000	8,700	1,355,199
Executive Vice President,
Chief Information Officer	2020	406,475	-	499,996	500,000	1,312	1,407,783
Louis Keyes	2021	450,000	-	499,993	365,000	8,025	1,323,018
Executive Vice President,
Chief Revenue Officer	2020	430,385	-	499,998	525,000	-	1,455,383
Brian Webb-Walsh,	2021	251,403	-	974,986	-	-	1,226,389
Former, Executive Vice President &	2020	487,770	-	974,998	540,000	13,317	2,016,085
Chief Financial Officer	2019	492,692	-	974,994	-	18,466	1,486,152

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)	Amounts represent base salary earned in fiscal year 2021.

(B)	No compensation items are included in this column

(C)

Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2021 as computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 18 in the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the 2021 Annual Report on Form 10-K filed with the SEC on February 23, 2022. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

As part of the annual 2021 LTIP award process, PRSU—Revenue Hurdle and PRSU—Share Hurdle awards, as well as, Restricted Stock Unit awards were granted on April 1, 2021. The grant date fair market values and the fair value of the PRSU—Share Hurdle awards is based upon the Monte Carlo method, and both values are shown below. The grant date fair value of the PRSU—Share Hurdle awards is based on the probable outcome of the performance conditions as of the grant date, or target, and the grant date maximum value of these awards shown in the table assumes the PRSU—Share Hurdle awards achieve the fair market value on the grant date.

Name	Grant Date	Performance Restricted Stock Units (PRSU)			Restricted Stock Units (RSU)
		PRSU—Revenue Hurdle	PRSU—Share Hurdle
		Fair Market Value on Grant Date	Fair Value Based on Monte Carlo Method	Fair Market Value on Grant Date	Fair Market Value on Grant Date

Clifford Skelton	4/1/2021	999,995	1,000,000	1,114,300	1,999,998

Stephen Wood	4/1/2021	56,246	56,246	62,674	112,498

	6/30/2021	68,745	68,745	77,070	137,498

Michael Krawitz	4/1/2021	183,747	183,747	204,749	367,494

Mark Prout	4/1/2021	112,498	112,497	125,356	224,997

Louis Keyes	4/1/2021	124,996	124,998	139,286	249,999

Brian Webb-Walsh	4/1/2021	243,743	243,749	271,610	487,493

(D)	Included in this column are payments to our named executive officers under the 2021 APIP based on performance.

(E)

“All Other Compensation” noted in this column, is comprised of Conduent’s 401(k) match for 2021 for those named executive officers who elected to participate in Conduent’s 401(k) program. Conduent associates, including our named executive officers, are not eligible for the 401(k) Company match until one full year of service is completed. These 401(k) benefits are equal to the benefits afforded to all Conduent associates. There are no perquisites exclusive to our named executive officers.

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table provides information regarding our named executive officers’ equity grants and annual cash incentive awards in 2021, including additional detail regarding the potential threshold, target and maximum award opportunities payable under the 2021 APIP and PRSU—Share hurdle and PRSU—Revenue Hurdle awards granted under the 2021 LTIP. No stock options were awarded in fiscal year 2021.

Name	Award (A)	Grant Date (A)	Approval Date (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Units (#)(D)	Grant Date Fair Value of Stock Awards ($)(E)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clifford Skelton				261,563	1,046,250	2,092,500
	LTIP RSU	4/1/2021	2/5/2021							289,017	1,999,998
	LTIP PRSU —Revenue Hurdle	4/1/2021	2/5/2021				72,254	144,508	216,762		999,995
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				53,675	161,026	161,026		1,000,000
Stephen Wood				69,716	278,864	557,728
	LTIP RSU	6/30/2021	5/5/2021							18,333	137,498
	LTIP PRSU —Revenue Hurdle	6/30/2021	5/5/2021				4,583	9,166	13,749		68,745
	LTIP PRSU—Share Hurdle	6/30/2021	5/5/2021				3,425	10,276	10,276		68,745
	LTIP RSU	4/1/2021	2/5/2021							16,257	112,498
	LTIP PRSU —Revenue Hurdle	4/1/2021	2/5/2021				4,064	8,128	12,192		56,246
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				3,019	9,057	9,057		56,246
Michael Krawitz				83,836	335,342	670,684
	LTIP RSU	4/1/2021	2/5/2021							53,106	367,494
	LTIP PRSU —Revenue Metric	4/1/2021	2/5/2021				13,277	26,553	39,830		183,747
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				9,862	29,588	29,588		183,747
Mark Prout				83,926	335,702	671,404
	LTIP RSU	4/1/2021	2/5/2021							32,514	224,997
	LTIP PRSU —Revenue Hurdle	4/1/2021	2/5/2021				8,129	16,257	24,386		112,498
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				6,038	18,115	18,115		112,497
Louis Keyes				84,375	337,500	675,000
	LTIP RSU	4/1/2021	2/5/2021							36,127	249,999
	LTIP PRSU —Revenue Hurdle	4/1/2021	2/5/2021				9,032	18,063	27,095		124,996
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				6,709	20,128	20,128		124,998
Brian Webb-Walsh				95,625	382,500	765,000
	LTIP RSU	4/1/2021	2/5/2021							70,447	487,493
	LTIP PRSU —Revenue Hurdle	4/1/2021	2/5/2021				17,612	35,223	52,835		243,743
	LTIP PRSU—Share Hurdle	4/1/2021	2/5/2021				13,083	39,250	39,250		243,749

(A)

RSU refers to Restricted Stock Units subject to service-based vesting conditions. PRSU—Share Hurdle refers to Performance Restricted Stock Units subject to service-based and share hurdle performance-based vesting conditions. PRSU—Revenue Hurdle refers to Performance Restricted Stock Units subject to service-based and revenue hurdle vesting conditions. The “Grant Date” is the effective date of the LTIP awards. The “Approval Date” is the date on which the Compensation Committee, or CEO for awards granted prior to executive officer status, took action to approve these awards.

(B)

These columns reflect the threshold, target and maximum payout opportunities for the performance measures under the 2021 APIP set by the Compensation Committee. The actual APIP payout, which was based on 2021 performance is presented in the “Summary Compensation Table” in column (D).

(C)	The threshold, target and maximum payout opportunities for the 2021 LTIP Performance Restricted Stock Unit awards were set by the Compensation Committee.

The number of units at target and maximum for the PRSU—Share Hurdle awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and then applying a factor of 1.1143, as calculated using the Monte Carlo simulation, and rounding the number of shares down to the nearest share. The threshold number of shares is the minimum number of shares that can be earned if the first share price performance hurdle is achieved. The closing stock price on the April 1st grant date was $6.92.

(D)

This column includes Restricted Stock Units granted under the LTIP on April 1, 2021, which vest ratably on December 31, 2021, December 31, 2022 and December 31, 2023. The number of Restricted Stock Units was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price on April 1, 2021 was $6.92.

(E)

The value reported in this column represents the grant date fair value of these awards determined in accordance with FASB ASC Topic 718. These values are recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the “Summary Compensation Table” and the “Long-Term Incentives” section in the CD&A for additional information on these equity awards.

For a description of the material features of the compensation disclosed in the 2021 Grants of Plan-Based Awards table see the “Short-Term Incentives” and the “Long-Term Incentives” section of the CD&A.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table summarizes the unvested stock awards held by the named executive officers at the end of fiscal year 2021. There are no outstanding stock option awards.

Name	Grant Date	Grant Type	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Clifford Skelton	6/28/2019	RSU	26,073	139,230
	6/28/2019	RSU	86,913	464,115
	4/1/2020	PRSU—Share Hurdle	386,314	2,062,917
	4/1/2020	RSU	242,766	1,296,370
	4/1/2021	PRSU—Revenue Hurdle			96,339	514,450
	4/1/2021	PRSU—Share Hurdle			161,026	859,879
	4/1/2021	RSU	192,678	1,028,901
Stephen Wood	9/30/2020	PRSU—Share Hurdle	47,539	253,858
	9/30/2020	RSU	36,688	195,914
	4/1/2021	PRSU—Revenue Hurdle			5,419	28,937
	4/1/2021	PRSU—Share Hurdle			9,057	48,364
	4/1/2021	RSU	10,838	57,875
	6/30/2021	PRSU—Revenue Hurdle	4,584	24,479	6,110	32,627
	6/30/2021	PRSU—Share Hurdle			10,276	54,874
	6/30/2021	RSU	18,333	97,898
Michael Krawitz	11/18/2019	RSU	10,353	55,285
	4/1/2020	PRSU—Share Hurdle	94,646	505,410
	4/1/2020	RSU	59,477	317,607
	4/1/2021	PRSU—Revenue Hurdle			17,702	94,529
	4/1/2021	PRSU—Share Hurdle			29,588	158,000
	4/1/2021	RSU	35,404	189,057
Mark Prout	6/28/2019	RSU	1,738	9,281
	4/1/2020	PRSU—Share Hurdle	64,384	343,811
	4/1/2020	RSU	40,459	216,051
	4/1/2021	PRSU—Revenue Hurdle			10,838	57,875
	4/1/2021	PRSU—Share Hurdle			18,115	96,734
	4/1/2021	RSU	21,676	115,750
Louis Keyes	9/30/2019	RSU	5,360	28,622
	4/1/2020	PRSU—Share Hurdle	64,385	343,816
	4/1/2020	RSU	40,461	216,062
	4/1/2021	PRSU—Revenue Hurdle			12,042	64,304
	4/1/2021	PRSU—Share Hurdle			21,873	116,802
	4/1/2021	RSU	24,085	128,614

(1)

The awards presented in this column include earned unvested Performance Restricted Stock Units—Share Hurdle awards that have met the share price hurdle, and unvested Restricted Stock Units, all as of December 31, 2021. The April 1, 2020 Restricted Stock Units vest their remaining shares on December 31, 2022. The April 1, 2021 RSUs vest one-half of their remaining shares on December 31, 2022 and the second half of the remaining shares on December 31, 2023. The June 28, 2019 RSUs, September 30, 2019 RSUs and November 18, 2019 RSUs will vest their final tranches on June 28, 2022 and September 30, 2022, and November 18, 2022 respectively, provided the service requirements are fulfilled. The 2020 Performance Restricted Stock Units—Share Hurdle awards noted in this column have met their performance hurdles. Those PRSU—Share Hurdle awards granted on April 1, 2020 will vest on December 31, 2022, and those granted on September 30, 2020 will vest one-half on September 30, 2022 and the second half on September 30, 2023, provided the service conditions are met. This column also includes the first tranche of the September 30, 2021 PRSU—Revenue hurdle shares, at the achieved 126% of target level, which will vest on September 30, 2022, if the time-based vesting component is completed.

(2)	The market value is based on the December 31, 2021 closing price of our Common Stock of $5.34 per share.

(3)

The awards presented in this column consist of unearned Performance Restricted Stock Unit awards (as of December 31, 2021) granted under the LTIP. The April 1, 2021 PRSU—Revenue Hurdle awards included in this column are subject to the revenue hurdles and minimum Adjusted EBITDA for the years ending December 31, 2022 and December 31, 2023. The April 1, 2021 Performance Restricted Stock Units—Share Hurdle awards included in this column are those shares that have not met the share price hurdle as of December 31, 2021, the first tranche of which has met the time-based vesting requirement, while the second and third tranches complete their time-based vesting components on December 31, 2022 and December 31, 2023, respectively, provided the share price hurdles and service conditions are met, the PRSU-Shares will vest by December 31, 2023.

The June 30, 2021 PRSU—Share Hurdle awards included in this column have not met the share price hurdle as of December 31, 2021. This award will vest in one-third increments on June 30, 2022, June 30, 2023, and June 30, 2024, provided both the share price hurdles and time-based vesting components are met. If the share price hurdles are not met by June 30, 2024, the respective shares will be forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table shows the amount realized by named executive officers upon the vesting of stock awards during 2021.

Name	Number of Shares (#) (A)	Value Realized on Vesting ($) (B)
Clifford Skelton	898,878	4,994,118
Stephen Wood	50,945	322,262
Michael Krawitz	193,285	1,025,983
Mark Prout	124,219	662,129
Louis Keyes	129,802	694,453
Brian Webb-Walsh	14,646	75,573

(A)

The shares shown in this column include: (i) restricted stock units that vested on June 28, 2021, September 30, 2021, November 18, 2021, and December 31, 2021; and (ii) performance shares that vested on December 31, 2020, that were granted on April 1, 2018 and settled at 56% based on cumulative results from the performance period January 1, 2018 through December 31, 2020. This column also includes Performance Restricted Stock Units granted on April 1, 2020 and September 30, 2020 of which 1/3 vested on December 31, 2021 and September 30, 2021, respectively, based on achievement of stock price hurdle. The shares shown in this column also include PRSU—Revenue Hurdle shares that vested on December 31, 2021 and settled at 126% of target based on the performance period January 1, 2021 through December 31, 2021

(B)

Amounts shown are based on the number of shares that vested and the fair market value of our Common Stock on the applicable vesting date, or in the case of the performance shares and PRSU—Revenue Hurdle shares, the date the performance was certified by the Compensation Committee. The aggregate dollar value realized upon vesting includes the value of shares withheld to pay taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Conduent maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer, assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2021, is listed in the table below. The values for equity incentive awards presented in this table reflect the acceleration of grants not vested and settled as of December 31, 2021 and are based on the closing market price of Conduent Common Stock of $5.34 as of December 31, 2021.

Named Executive Officer	Involuntary Termination Not for Cause (A)	Involuntary Termination Not for Cause or Termination for Good Reason after Change in Control (B)	Death & Disability (C)

Clifford Skelton
• Cash Severance ($)	387,500	4,553,125	-
• Non-Equity Incentive Awards ($)	1,307,813	1,307,813	1,307,813
• Equity Incentive Awards ($)	533,730	6,783,482	6,365,862
• Healthcare Benefits ($)	-	-	-

Clifford Skelton Total Termination Benefits ($)	2,229,043	12,644,420	7,673,675

Stephen Wood
• Cash Severance ($)	225,000	1,575,000	-
• Non-Equity Incentive Awards ($)	450,000	450,000	450,000
• Equity Incentive Awards ($)	56,224	790,906	790,906
• Healthcare Benefits ($)	7,595	15,191	-

Stephen Wood Total Termination Benefits ($)	738,819	2,831,097	1,240,906

Michael Krawitz
• Cash Severance ($)	225,000	1,575,000	-
• Non-Equity Incentive Awards ($)	450,000	450,000	450,000
• Equity Incentive Awards ($)	4,607	1,319,888	1,319,888
• Healthcare Benefits ($)	2,825	5,649	-

Michael Kraw itz Total Termination Benefits ($)	682,432	3,350,537	1,769,888

Mark Prout
• Cash Severance ($)	225,000	1,575,000	-
• Non-Equity Incentive Awards ($)	450,000	450,000	450,000
• Equity Incentive Awards ($)	4,640	867,339	839,501
• Healthcare Benefits ($)	7,324	14,647	-

Mark Prout Total Termination Benefits ($)	686,964	2,906,986	1,289,501

Louis Keyes
• Cash Severance ($)	225,000	1,575,000	-
• Non-Equity Incentive Awards ($)	365,000	365,000	365,000
• Equity Incentive Awards ($)	7,155	984,071	898,220
• Healthcare Benefits $)	8,103	16,206	-

Louis Keyes Total Termination Benefits ($)	605,258	2,940,277	1,263,220

(A)

For our named executive officers, under the terms of the Conduent severance policy, they would receive salary continuance payments and continued benefits coverage (excluding disability and 401(k) contributions) for 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum, although such payments are generally paid in installments consistent with the normal payroll cycle.

In addition, all named executive officers would receive a short-term incentive payment (Non-Equity Incentive Award) for 2021 performance, reflected above at actual achievement against performance goals, inclusive of adjustments for individual contributions and performance results for the executive’s function or business unit.

For the equity incentive awards, pursuant to the terms of the grant agreements, after 9 months of employment with the Company, the NEOs would be entitled to pro-rated, next tranche vesting of restricted stock units, performance stock units and performance based restricted stock units (based on the number of full months of service as an employee during the vesting period), with the number of performance stock units earned based on actual performance achievement, estimated at 0% for the 2019 PSUs, and the number of 2020 PRSU—Share Hurdle awards based on actual achievement of the stock price hurdles.

(B)

If there was a change in control on December 31, 2021, our named executive officers would have been covered under the Change-in-Control Plan (“CIC Plan”) with severance period multiples as described in the CD&A, which provides them specified severance benefits if, within 90 days prior to, or within 12 months (or, for our CEO, 24 months) following a change in control of Conduent, their employment was terminated either involuntarily other than for cause, death or disability, or voluntarily for good reason. This arrangement whereby change in control severance benefits are provided only upon a qualifying termination event following a change in control is commonly described as “double-trigger.”

Change in control severance benefits for these named executive officers include:

•	A lump sum cash payment equal to two and one-half times the then-current annual base salary and short-term incentive award target for Mr. Skelton

•	A lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target for Messrs. Wood, Krawitz, Prout and Keyes.

•	Continuation of specified welfare benefits at active employee rates for a period of 24 months for Messrs. Skelton, Wood, Krawitz, Prout and Keyes.

•

Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

•

Pursuant to the terms of the applicable agreements, accelerated vesting of stock awards, including performance stock units at target, and performance restricted stock units and restricted stock units at fair market value as of December 31, 2021, and a short-term incentive (Non-Equity Incentive Award) payment for the 2021 performance, reflected above at actual achievement against performance goals.

If excise tax is payable by any of the named executives, Conduent will reduce the named executive officer’s payments under the CIC Plan to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

(C)

Termination following disability or death on December 31, 2021, would entitle the named executive officer or his estate or, with respect to certain types of payments and elections made, his designated beneficiaries to receive a 2021 short-term incentive payment shown at actual achievement against performance goals; full vesting of Performance Stock Units, subject to actual performance achievement (amount shown here is based on 0% for the 2019 PSUs); full vesting of 2021 PRSUs—Share Hurdle subject to achievement of the share price hurdles prior to December 31, 2023; and April 1, 2021 PRSUs—Revenue Hurdle at target, while the first tranche of the June 30, 2021 PRSUs—Revenue Hurdle for Mr. Wood is reflected at 126% and the remaining tranches of this grant at target; and accelerated vesting of Restricted Stock Units, per the terms of the applicable award agreements.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against Conduent, there would be no payments to the named executive officers other than their deferred compensation balance, if any. All unvested shares would be immediately cancelled upon termination for cause. See the “Governance of the

Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section of the CD&A for additional information.

Definitions Under the CIC Plan

Generally, for purposes of the CIC Plan, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person becomes a beneficial owner representing 50 percent or more of the combined voting power of the outstanding securities of Conduent.

•	A majority of the Conduent Board is replaced under specific circumstances.

•

There is a merger or consolidation involving Conduent unless (i) the directors of Conduent who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Conduent Board of Directors or (ii) the merger/consolidation is affected to implement a recapitalization and no person becomes the beneficial owner representing 50 percent or more of the combined voting power of Conduent’s then outstanding voting securities.

•	All or substantially all of Conduent’s assets are sold, or Conduent’s shareholders approve a plan of complete liquidation or dissolution.

Under the CIC Plan, a voluntary termination for good reason in the event of a change in control includes:

•

The material diminution of authority, duties or responsibilities, including being an executive officer of Conduent before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied.

•

A material reduction in annual base salary, annual target short-term incentive or employee benefits in the aggregate, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure of Conduent to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change in control agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Conduent’s equity compensation plans as of December 31, 2021:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(C) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(2)
Equity compensation plans approved by security holders	8,210,280	-	23,729,576
Equity compensation plans not approved by security holders	-	-	-
Total	8,210,280	-	23,729,576

(1)	Column (A) includes (i) 3,392,511 shares underlying outstanding restricted stock units, 3,102,697 shares of outstanding performance restricted stock units, and 505,707 shares of underlying outstanding performance stock units, and 505,707 shares earmarked for maximum PSU achievement, and an additional 303,675 shares earmarked for maximum PRSU—Revenue Hurdle shares, awarded under the Conduent Performance Incentive Plan and awarded under the Conduent Inc. 2021 Performance Incentive Plan; and (ii) 399,983 shares underlying outstanding DSUs awarded under the Conduent Director Equity Plan and the Conduent Inc. 2021 Performance Incentive Plan. There is no exercise price associated with performance stock units, restricted stock units, performance restricted stock units or DSUs, and because we do not have any options outstanding, there is no weighted-average exercise price calculation in column (B).

(2)

Any shares that are cancelled, forfeited, withheld for taxes, or lapse under the Conduent Performance Incentive Plan, Conduent Director Equity Plan or the Conduent Inc. 2021 Performance Incentive Plan become available again for issuance under the Conduent Inc. 2021 Performance Incentive Plan. Shares earmarked for PRSU—Revenue Hurdle maximum performance and PSU maximum performance on December 31, 2021 are excluded from the total available.

CEO Pay Ratio Disclosure

For 2021, our median employee originally selected in 2019 is no longer employed with Conduent. Thus, we have elected to use a median employee whose compensation is substantially similar to the original median employee selected in 2019 based on the compensation measure used to select the original median employee. Our new median employee has the same job title, job code, compensation tier and work state, as our median employee selected 2019. Otherwise, we have had no material change in our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

To determine the 2021 CEO Pay Ratio, we used the amount reported in the Total column in the 2021 Summary Compensation Table for our CEO total compensation of $6,078,061 and the 2021 compensation for our median employee of $27,402, as calculated using 2021 payroll data in a similar manner. Based on these total compensation numbers, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees for 2021 was 222:1. This represents a reasonable estimate, calculated in a manner consistent with SEC regulations.

The methodology to determine our median employee in 2019 included examining our total employee population, as of the December 31, 2019 determination date. The total employee population in 2019 consisted of 67,144 employees, which included 30,035 U.S. employees and 37,109 non-U.S. employees. As is permitted under the SEC rules, we excluded employees from the following countries: Germany (1,175 employees) and Turkey (1,007 employees), which represented less than 5% of our total employee population as of the determination date. We then determined our “median employee” using the remaining employee population of 64,962, which included 30,035 U.S. employees and 34,927 non-U.S. employees.

We chose to use annual base compensation as our consistently applied compensation measure to determine our “median employee.” We determined annual base compensation for our salaried employees using base salary paid for 2019. We determined annual base compensation for our hourly paid employees by multiplying the hourly rate by the scheduled hours for the year. We annualized the compensation of all permanent employees in our population who were hired in 2019 but did not work for us the entire year. Once we identified our median employee, we determined that person’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. The Company has not advanced any counsel fees or other reasonable fees and expenses to any officer or director under our by-laws. In accordance with the requirements of the Business Corporation Law of the State of New York (the “BCL”), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On June 1, 2021, the Company renewed its policies for directors’ and officers’ liability insurance. The policies are issued by Chubb insurance Company of New Jersey, XL Specialty Insurance Company, Associated Industries Insurance Co, Travelers Casualty and Surety Company of America, Twin City Fire Insurance Company, Continental Insurance Company of New Jersey, Ascot Insurance Company, Capitol Indemnity Corporation, Zurich American Insurance Company, Arch Insurance Company, Berkley Professional Liability, Ironshore Indemnity Inc., Argonaut Insurance Company, Hudson Insurance Company, RSUI Indemnity Company, Marsh Alpha (Lloyd’s of London), National Union Fire Insurance Company of Pittsburgh, AXIS Insurance Company, U.S. Specialty Insurance Company, Beazley Insurance Company, Inc., Old Republic Professional Liability, Inc. and Endurance American Insurance Company. The policies expire June 1, 2022, and the total annual premium is approximately $6,100,000.

NON-GAAP FINANCIAL MEASURES

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Revenue

We make adjustments to revenue for the following items, as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business:

•	Divestitures. Revenue from divestitures in the first quarter of 2019.

•

Effect of currency changes. To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars.

We provide our investors with adjusted revenue as supplemental information because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

We provide adjusted revenues as supplemental information to our presentation of reported GAAP revenue in order to facilitate additional information to our investors concerning period-to-period comparisons reflecting the impact of our divestitures.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•	Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.

•	(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.

•	Litigation costs, net. Litigation costs, net represents provisions for various matters subject to litigation.

•	Other charges (credits). This comprises other (income) expenses, net associated with providing transition services on the California Medicaid contract loss and other adjustments.

•

Abandonment of internal project. This includes charges in connection with the abandonment of an internal project. The costs include writing off previously capitalized costs and terminating hosting fees that would have continued to be incurred without any economic benefit.

•	Divestitures.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent’s definition of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, payments related to divestitures and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP.

Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, transaction costs and other identified adjustments.

Non-GAAP Reconciliations

Adjusted Revenue and Adjusted EBITDA Reconciliations:

(in millions)	Year Ended December 31, 2021
Reconciliation to Adjusted Revenue
Revenue	$4,140
Divestitures	(0)

Adjusted Revenue	$4,140
Effect of currency changes(1)	(17)

Adjusted Revenue at Constant Currency	$4,123

Reconciliation to Adjusted EBITDA
Net Income (Loss) from Continuing Operations	$(28)
Interest Expense	55
Income tax expense (benefit)	3
Depreciation and amortization	352
Contract inducement amortization	1

EBITDA	$383

EBITDA Margin	9.3%
EBITDA	$383
Adjustments:
Restructuring	45
Loss on divestitures and transaction costs	3
Litigation costs, net	3
Loss on extinguishment of debt	15
Abandonment of internal project	32
Other charges (credits)	6

Adjusted EBITDA	$487

(1)	Reflects effect of currency changes.

Free Cash Flow / Adjusted Free Cash Flow Reconciliation:

(in millions)	Year Ended December 31, 2021
Operating Cash Flow	$243
Cost of additions to land, buildings and equipment	(80)
Cost of additions to internal use software	(67)

Free Cash Flow	$96

Free Cash Flow	$96
Transaction costs	2
Vendor financed lease payments	(9)
Texas litigation payments	0

Adjusted Free Cash Flow	$89

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to act as independent auditors of the Company for 2022. PwC has served as the Company’s independent auditors since 2016. Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2021	2020
Audit Fees(1)	$5.4	$5.5
Audit Related Fees(2)	$0.5	$0.5
Tax Fees(3)	$0.1	$0.0
Total Fees	$6.0	$6.0

(1)

These audit fees consisted of fees billed and/or accrued for professional services rendered for the audits of consolidated financial statements, reviews of interim financial statements included in periodic reports, audits related to internal control over financial reporting, statutory audits, comfort letters, consents and other services related to statutory audits.

(2)

These audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the “audit fees” category above. These services include SOC 1 engagements and other service organization reports and agreed-upon procedures.

(3)

Tax fees were for tax compliance, tax advice and tax planning. These include advisory services relating to federal, state, provincial and international tax compliance, customs and duties, and restructurings, mergers and acquisitions.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors. In addition to assuring the regular rotation of the lead audit partner as required by applicable rules, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent auditors.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent auditors, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent auditors for permitted non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by PwC, were pre-approved by the Audit Committee.

At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company.

When conducting its latest review of PwC, the Audit Committee considered the following factors:

•	The professional qualifications of PwC, the lead audit partner and other key engagement partners on the engagement;

•	The appropriateness of PwC’s fees relative to both efficiency and audit quality;

•	PwC’s independence policies and processes for maintaining its independence;

•	PwC’s capability, expertise and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	PwC’s demonstrated professional integrity and objectivity.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 16 and can also be found on our website at www.conduent.com/corporate-governance in our Audit Committee Charter. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

•	Reviewed and discussed with the management of the Company and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2021;

•	Discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•

Received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2021 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing by the Company with the SEC.

Michael Montelongo, Chair

Kathy Higgins Victor

Steven Miller

The Board recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2022

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, under Section 14A of the Exchange Act, we are seeking your vote, on a non-binding advisory basis, on the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure, as provided in this Proxy Statement. Specifically, shareholders are being asked to vote upon, and the Board has approved and unanimously recommends approval of, the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board believes that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. This proposal gives you an opportunity to express your own view of our 2021 executive compensation practices. We provide shareholders with the opportunity to cast their advisory vote on our executive compensation practices on an annual basis, in accordance with the preference expressed by our shareholders at the 2017 annual meeting regarding the frequency of our advisory vote on executive compensation.

While this vote does not address any specific item of compensation and is not binding on the Board, the Board and its Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy

Statement

CONDUENT

VOTE

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Your vote matters – here's how to vote!

2022 Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Clifford Skelton	☐	☐	☐
02 - Hunter Gary	☐	☐	☐
03 - Kathy Higgins Victor	☐	☐	☐
04 - Scott Letier	☐	☐	☐
05 - Jesse A. Lynn	☐	☐	☐
06 - Steven Miller	☐	☐	☐
07 - Michael Montelongo	☐	☐	☐
08 - Margarita Paláu-Hernández	☐	☐	☐

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C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CNDT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CNDT 2022 Annual Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain 01—Clifford Skelton 04—Scott Letier 07—Michael Montelongo 02—Hunter Gary 05—Jesse A. Lynn 08—Margarita Paláu-Hernández 03—Kathy Higgins Victor 06—Steven Miller For Against Abstain 2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. 3. Approve, on an advisory basis, the 2021 compensation of our named executive officers. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 82 DM 537040 03LGDC

The 2022 Annual Meeting of Shareholders of Conduent Incorporated will be held on Wednesday, May 25, 2022 at 11:00 A.M. EDT, virtually via the internet at www.meetnow.global/M9Z2TCK. To access the virtual meeting, you must have the 15-digit number on the proxy card, notice or email you received. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CNDT IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Conduent Incorporated Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2022 Clifford Skelton and Scott Letier (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Conduent Incorporated to be held virtually on May 25, 2022 at 11:00 a.m. (EDT) or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.